      As filed with the Securities and Exchange Commission on September 28, 2000
                                                      Registration No. 333-94149


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                               AMENDMENT NO. 2 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                         Intelliquis International, Inc.


             (Exact Name of Registrant as Specified in its Charter)

     Nevada                   7372                          87-0630562

     (State or Other          (Primary Standard Industrial  (I.R.S. Employer
     Jurisdiction of          Classification Code)          Identification No.)
     Incorporation or
     Organization)

                         352 West 12300 South, Suite 300
                               Draper, Utah 84020
                                  801-990-2600
          (Address and Telephone Number of Principal Executive Offices)

                                 Mr. Bernard Yaw
                         352 West 12300 South, Suite 300
                               Draper, Utah 84020
                                  801-990-2600
      (Name, Address, and Telephone Number of Agent For Service of Process)

                           --------------------------

                        Copies of all communications to:

                              Eisner & Associates
                         9777 Wilshire Blvd., Suite 718
                            Beverly Hills, CA 90212
                        Attention: Michael Eisner, Esq.
                                 (310) 205-6080

                           --------------------------

Approximate date of proposed sale to the public: from time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c)

Under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE

   -----------------------------------------------------------------------------------------
                                                   Proposed
   Title of Each                                   Maximum     Proposed
   Class of                                        Aggregate   Maximum          Amount of
   Securities to be                 Amount to be   Price Per   Aggregate        Registration
   Registered                       Registered     Unit        Offering Price   Fee
   ---------------                  -------------  ---------   ----------       ------------
   -----------------------------------------------------------------------------------------
   Common Stock, par value          8,362,602
      $0.001 per share,             Shares(1)      $0.200(2)   $1,672,520(2)
      issued upon conversion
      of Series A stock
   ----------------------------------------------------------------------------------------
   Common Stock, par value            100,000      $3.03(3)    $  303,000(3)
      $0.001 per share,
      issued upon exercise of
      warrants by ROBI
      Investors, LLC.
   ---------------------------------------------------------------------------------------
       Total                        8,462,602                  $1,975,520      $2,651(4)

   ---------------------------------------------------------------------------------------


   (1) The indicated shares may be sold, from time to time, by the selling security holder. These shares are comprised of: (1) up to 7,854,602 shares of common stock that may be issued upon conversion of 1,800 outstanding shares of our 6% convertible Series A preferred stock and (2) 508,000 shares of common stock that have been issued in connection with ROBI Investors LLC's prior conversion of 200 outstanding shares of our 6% convertible Series A preferred stock. The conversion price of our Series A preferred stock, with respect to the 1,800 unconverted shares of Series A preferred stock, is linked to the future market price of our common stock and, consequently, will fluctuate as the market price for our common stock changes. Thus, we cannot know at this time the actual number of shares that will be issued upon conversion of our Series A preferred stock. The number of shares that we have registered represents two times the number of shares that would be issuable upon conversion, based upon a conversion price that was determined by negotiationn between us and the selling security holder, plus the 508,000 shares of common stock that will be issued in connection with the prior conversion of 200 shares of our Series A preferred stock by the selling security holder. The number of registered shares is not indicative of the actual number of shares that will be issued pursuant to the Series A preferred stock. The actual number, which depends on the conversion price in effect at the time of conversion, may be significantly different than the number of shares that we have registered.

   (2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 (the "Securities Act"), based upon the average of the closing bid and asked prices for our common stock on September 21, 2000, as reported by the OTC Bulletin Board.


   (3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(g), based upon the exercise price provided for in the warrants pursuant to which the indicated shares may be acquired. Such exercise price was higher than the price determined in accordance with Rule 457(c).

   (4)      Fee of $2,651 was paid with the original filing.


         To the extent permitted by Rule 416 under the Securities Act, this Registration Statement also covers any additional shares of common stock that we may be required to issue by reason of any adjustment necessary to reflect any stock split, stock dividend or similar transaction involving our common stock.


         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                Subject to Completion, Dated September 28, 2000.


                       PROSPECTUS FOR SALE OF COMMON STOCK
                       OF INTELLIQUIS INTERNATIONAL, INC.


Offering by Selling Security Holder

ROBI Investors, LLC, the selling security holder, may use this prospectus to offer to sell shares of our common stock. Intelliquis is not offering any shares of our common stock for sale through this prospectus.

Shares That May be Offered

The selling security holder may offer up to 8,462,602 shares of our common stock. Of these shares, 508,000 are currently outstanding. The selling security holder may acquire the remainder of these shares from us and use this prospectus to reoffer these shares to you. These shares are comprised of

   (1) 7,854,602 shares that may be acquired pursuant to the terms of Outstanding shares of our 6% convertible Series A preferred stock;

   (2) 508,000 shares that were acquired upon conversion of 200 shares of our 6% convertible Series A preferred stock; and

   (3) 100,000 shares that may be acquired pursuant to the terms of outstanding warrants.



The selling security holder, in accordance with their rights under section I of the Certificate of Designations of the Series A 6% Convertible Preferred Stock, has sent notice to us that they are exercising their mandatory redemption right thereunder. At the time of this registration statement, we have not redeemed the selling security holders shares. See "October 1999 Private Placement -- Terms of Series A Preferred -- Mandatory Redemption."



Trading Market for Our Common Stock

Our common stock is traded through the OTC Bulletin Board under the symbol
"INTQ."

Method of Sale

The selling security holder may, from time to time, sell shares:

o through the OTC Bulletin Board, any other over-the-counter market, any stock exchange on which our shares may hereafter be listed, in privately negotiated transactions or otherwise;

o directly to purchasers or through agents, brokers, dealers or underwriters; and

o at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.


         Investing in our securities involves certain risks. See "Risk Factors" beginning on page 6.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                The date of this prospectus is September 28, 2000

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY...........................................................2

RISK FACTORS.................................................................6

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS......................10

CORPORATE HISTORY...........................................................11

USE OF PROCEEDS.............................................................13

MARKET FOR OUR COMMON STOCK AND RELATED MATTERS.............................13

SELECTED HISTORICAL FINANCIAL INFORMATION...................................15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.......................................................17

BUSINESS....................................................................21

MANAGEMENT..................................................................25

PRINCIPAL STOCKHOLDERS......................................................28

CERTAIN TRANSACTIONS........................................................30

OCTOBER 1999 PRIVATE PLACEMENT..............................................31

DESCRIPTION OF SECURITIES...................................................36

CERTAIN CHARTER PROVISIONS..................................................37

SELLING SECURITY HOLDERS....................................................39

PLAN OF DISTRIBUTION........................................................41

LEGAL MATTERS...............................................................41

EXPERTS.....................................................................41

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information included elsewhere in this prospectus.

                                   Intelliquis

         We sell a variety of software products for personal computers and the Internet. We acquire the right to manufacture and sell products by entering into licensing arrangements with software developers or, less frequently, purchasing the rights to a particular product. We do not independently develop software.

         We currently offer the following seven software titles:

         o Website Traffic Builder, which facilitates registering Internet web site addresses with the various "search engines" that are used to search the Internet;

         o        TotalFax, which facilitates faxing via a personal computer;

         o Credit Builder, which helps the user to obtain and manage credit and improve his credit rating;

         o Speed 98, which increases the speed of certain older computers;

         o Web Site Traffic Meter, allows Webmasters to track, monitor and analyze the traffic patterns of their Internet sites.

         o Mass Mailer, allows users to send unlimited numbers of e-mail messages to an unlimited number of contacts.

         o Cyber Surveillance, allows parents and supervisors to see what their children and employees are viewing during Internet-surfing sessions.

         Our goal is to continue to expand our product line. We are seeking to do so by maintaining close relationships with independent software developers, monitoring the new products that they develop, and negotiating to obtain the right to sell those products that we believe have the greatest potential for success.

         We sell our products in various ways. These include (1) selling through intermediaries, such as distributors, original equipment manufacturers, computer resellers and Internet retailers of software, and (2) selling directly to end users through our own Internet site and our sales force. We believe that our existing distribution relationships should help us bring to market any new products that we succeed in adding to our product line.

         Our most important product to date has been IntelliFix 2000. Sales of this product accounted for approximately 74% of our sales in fiscal 1999. As expected, however, most personal computer users had addressed their year 2000 problems by the first quarter of the year 2000 and, consequently, sales of this product declined significantly. Our future success, therefore, depends on our ability to increase sales of our other products and the expansion of our product line.

         In addition, while our focus is software, we may sometimes offer a specialized hardware product that essentially functions as software. For example, we offered two versions of our IntelliFix 2000 product --a traditional software version and a hardware version that consists of an ISA circuit board that is installed in the computer.

                              Corporate Information

Address and Phone Number

         Our address is 352 West 12300 South, Suite 300, Draper, Utah 84020. Our telephone number is (801) 990-2600.

History

         We were formed in June 1997 and commenced operations in October 1997. On December 31, 1998, we became a public company by combining with an existing "public shell company." We use the term "public shell company" to refer to a company that is publicly traded but has no operations.

Form of Organization

         Our form of organization has changed several times. A summary is set forth below:

         o        we were formed as a Utah corporation in June 1997;

         o        we became a Utah limited liability company in December 1997;
                  and

         o we became a Nevada corporation on December 31, 1998, when we combined with a public shell company.

                                  The Offering

General

         The security holder may, from time to time, sell shares of our common stock pursuant to this prospectus. Intelliquis is not selling any shares pursuant to this prospectus.

Shares Which May be Offered


         The selling security holder may use this prospectus to sell up to 8,462,602 shares of our common stock. Of these shares, 508,000 are currently outstanding. The selling security holder may hereafter acquire the remainder of these shares from us and use this prospectus to reoffer the shares to you.


         The shares that may be offered by the selling security holder pursuant to this prospectus include:

         o up to 7,854,602 shares that may be acquired upon conversion of 1,800 outstanding shares of our 6% convertible Series A preferred stock;

         o 508,000 shares that were acquired upon conversion of 200 shares of our 6% convertible Series A preferred stock; and

         o up to 100,000 shares that may be acquired upon exercise of outstanding warrants.


         The selling security holder, in accordance with their rights under section I of the Certificate of Designations of the Series A 6% Convertible Preferred Stock, has sent notice to us that they are exercising their mandatory redemption right thereunder. At the time of this registration statement, we have not redeemed the selling security holders shares. See "October 1999 Private Placement -- Terms of Series A Preferred -- Mandatory Redemption."


         The conversion price for our Series A preferred stock is linked to the future market price of our common stock. As a result, the conversion price will change as the market price of our common stock changes. Because the conversion price is subject to change, we cannot know at this time the actual number of shares that will be issued upon conversion of our Series A preferred stock. We have included in this prospectus two times the number of shares that would be issued based on a conversion price that was determined by negotiation between us and the selling security holder and is not indicative of the actual number of shares that will be issued pursuant to the Series A preferred stock. See "October 1999 Private Placement--Terms of Series A Preferred--Conversion
Price."

Method of Sale

         The selling security holder may, from time to time, sell shares:

         o through the OTC Bulletin Board, any other over-the-counter market, any stock exchange on which our shares may hereafter be listed, in privately negotiated transactions or otherwise;

         o directly to purchasers or through agents, brokers, dealers or underwriters; and

         o at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

Use of Proceeds

         We will not receive any proceeds upon conversion of the Series A preferred stock, nor will we receive any of the proceeds from the sale by the selling security holder of the shares issued upon such conversion.

         We will receive the exercise price of any warrants that are exercised by the selling security holder, but they are under no obligation to exercise. We intend to use any proceeds from exercise of the warrants for working capital and general corporate purposes.

Trading Market for Our Common Stock

         Our common stock is traded through the OTC Bulletin Board under the symbol "INTQ."

                                  RISK FACTORS

         You should carefully consider the following factors and the other information in this prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, of which we are unaware or that we currently think are immaterial, may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have a limited operating history on which to evaluate our potential for future success.

         We first commenced operations in October 1997 and have a limited operating history. We currently have a limited number of products and limited financial information upon which to base your evaluation of our performance. Accordingly, you must consider our business and its prospects in light of the risks, expenses and difficulties encountered by companies in the early stages of development.

We have experienced net losses in the recent past and expect to incur net losses in the near future.


         We had net losses of $74,506 in fiscal 1999 and $867,733 in the first half of 2000. The loss we incurred in fiscal 1999 was the result of an $820,507 charge back taken by the Company as a result of returns of our Intellifix 2000 product. Similarly, our loss in the first half of 2000 was the result of a substantial reduction in sales of Intellifix 2000, a product that assisted users in addressing their year 2000 problems and accounted for 74% of our sales in fiscal 1999. During the first half of 2000, we introduced three new products to the marketplace, Web Site Traffic Meter, Mass Mailer and Cyber Surveillance. Although we have not yet received any revenue from the sales of these new products, we expect that sales will increase as they continue to be introduced to the marketplace. However, until we begin to generate substantial net revenues from the sale of our existing products, these new products, and any products that we may introduce in the future, we expect to continue to incur net losses on a quarterly and annual basis in the future.


Our future revenues are unpredictable and our quarterly operating results may fluctuate significantly.

         Our revenues and operating results may fluctuate significantly from quarter to quarter due to a number of factors, not all of which are in our control. These factors include:

- our ability to attract and retain new customers to purchase our software products;
-        our ability to maintain customer satisfaction;
- the success of new software products that we introduce into the marketplace;
-        new services and products introduced by our competitors;
-        price competition;
- the effect of traditional retail seasonality has on the sale or our software products;
- our ability, through our major distributor, to continue to supply our customers with our products;
- our ability to continue to acquire and license software titles developed by others;
- government regulations related to the sales and distribution of software; and
- general economic conditions and economic conditions specific to the software industry.

         Because of these and other factors, we believe that period to period comparisons of our results of operations are not good indicators of our future performance. If our operating results fall below the expectations of investors and other market participants in some future periods, then our stock price may decline.

Our account receivables represent most of our assets and a significant number or our receivables come from one customer; we expect that a majority of our receivables will continue to come from a few customers for the foreseeable future.


         As of August 30, 2000, our accounts receivable amounted to $2,802,665 and represented more than 65% of our estimated assets. We currently maintain an allowance for doubtful accounts of approximately $460,000. In addition, as of April 30, 2000 receivables due from one customer, Ingram Micro, Inc., accounted for $1,435,172 or 51% of our total receivables. The average age of these receivables was 101 days.


         Our business model relies on sales of our software products to distributors who then sell our products directly to our customers. As a result, our ability to generate revenues relies, to a large extent, on our distributors ability to sell our products and our ability to collect receivables owing to us from these distributors. Although we have provided an allowance for doubtful accounts, we cannot assure you that this will prove adequate. In addition, since a substantial amount of our receivables are due from one distributor, if we were to experience a collection problem with that distributor or if that distributor were to cease selling our products our ability to generate revenues and to produce net income would be hindered.

A large portion of our revenues are currently derived from our sales to a single distributor.


         Ingram Micro Inc., a distributor, has to date been our largest customer. More specifically, sales to Ingram Micro accounted for approximately 61% of our sales in 1999 and 26% in the first half of 2000. Although we believe that we will have more distributors for our products as we continue to produce more products and attract more customers, we expect that a small number of distributors, and in particular Ingram Micro, Inc., will continue to account for a substantial part of our revenues in the near term. As a result, our inability to secure additional distribution contracts during a given period or the loss of our major distributor could adversely affect our ability to generate revenues and the price of our stock.


If our distributors cannot resell our products, our ability to generate revenues will be hindered.


         In fiscal 1999, we sold approximately $4.6 million of our products to distributors. These distributors are seeking to resell our products to retail stores and others. We estimate that, as of August 30, 2000 these distributors held in their inventory approximately $600,000 of our products. If our distributors are unable to resell our products, we may be adversely affected in a number of ways, including:



         Possible Return of Products. Certain of our distributors have the right to return products that they purchase from us. For example, Ingram Micro, our largest customer, has the contractual right to return any products that we sell to them and to receive a credit or refund. Even when a distributor does not have a contractual right of return, we may determine that it is in our long-term interest to accept the return of products that the distributor cannot resell. We currently maintain an allowance for returns of approximately $220,000. We cannot, however, guarantee that this allowance will prove adequate. Our business will be adversely affected if our allowance for returns proves to be insufficient by a material amount.


         Possible Inability to Collect Receivables. If a distributor is unable to resell our products, the distributor may be unwilling, or financially unable, to pay amounts that it owes to us.

We do not develop our own products.

         We do not develop our own products. Rather, we license or acquire products developed by others. This may put us at a competitive disadvantage relative to those companies that develop their own products. We have identified below some of the possible disadvantages of relying on third party product development:

         o we may encounter substantial competition in our efforts to license or acquire new products;

         o we cannot guarantee that (1) we will be able to identify any new products that we wish to license or acquire or (2) any new products that we wish to license or acquire will be available to us on terms that are acceptable to us;

         o we may not be able to obtain upgrades and improvements that are needed to maintain the competitiveness of our products; and

         o we may not be able to fix any bugs or defects that may be discovered in our products.

We generally do not have exclusive rights to our products.

         We acquire most of our products by entering into a licensing arrangement with the owner of the product. In general, this arrangement gives us only a non-exclusive right to sell the product. This means that the owner could also license others to sell the same product.

If we fail to develop new software or improve our existing software products to meet or adapt to the changing needs of our customers, our products may become obsolete very quickly and sales of our software may decline.

         Our future success depends on our ability to develop new software products and to modify and improve our existing software products to meet our clients needs. To achieve increased market acceptance of our software, we must, among other things, continue to:
         - improve our existing software products and introduce new software products to the marketplace;
         - incorporate new technology into our software on a timely and cost-effective basis;
         - keep pace with the software products introduced by our competitors;
         - satisfy the changing requirements of our current and potential customers; and
         - adapt to rapidly changing computer operating systems, database and software platform standards and Internet technology.

         If we fail to develop new software products and improve our existing software products, our software products may not achieve market acceptance and we may be unable to attract new customers. We may also lose additional customers, to whom we seek to sell additional software products. Also, we have recently released Mass Mailer, which allows users to broadcast e-mail messages to multiple contact lists, and Web Site Traffic Meter, which allows webmasters to monitor and track traffic patterns to and within their internet sites. To date we have not received any revenue from Mass Mailer and Web Site Traffic Meter and cannot assure you that we will derive revenues from these products in the future. Moreover, we cannot be certain how the continued emergence of the Internet will effect our business. Our failure to produce software products that our acceptable to the marketplace and that conform with prevailing technology standards could limit our ability to produce revenues and could adversely affect our business.

Our software products may contain defects, which can result in reduced sale, increased service and warranty costs, and liability to our clients.

         Our products are generally tested before we release them to the market. We cannot, however, be certain that they do not have errors that have not been detected. If our products contain errors, we may be adversely affected in a number of ways, including: (1) our reputation could be hurt; (2) product returns and uncollectible receivables could increase, (3) decreased sales of our software and (4) we may incur service costs in connection with fixing the problems or providing replacement products.

Third party Intellectual Property claims against us can be costly and result in the loss of significant rights.

         Other parties may assert infringement or unfair competition claims against us. We generally do not conduct a comprehensive investigation to verify that the products that we license from others and sell do not infringe the rights of others. Rather, we generally rely on representations to that effect that we receive from the licensor. Although we do not believe that we are infringing on the patent rights or copyrights of other parties, other parties may claim that we are doing so. Any claim, with or without merit, could result in significant litigation costs, distraction of technical and management personnel, or delays in future releases of our software products. If we are unsuccessful in defending against such a claim, we may be burdened by being required to enter into burdensome royalty and licensing agreements or have other sanctions assessed against us that may materially harm our business.

We face intense competition, which could adversely affect our revenues, profitability and market share.

         The market for our software products is intensely competitive, highly fragmented, characterized by rapid technological change and significantly affected by new product introductions. We compete with other software producers who create products similar to ours including Web Site Builder, Web Trends, Symantec and Cyberspace HQ. A number of these competitors have significantly greater financial, technical, marketing and other resources and have been in business longer than we have. In addition, many of our competitors also have greater brand recognition, stronger business relationships and more customers then we do. As a result, our competitors may have the ability to support marketing endevors that are more extensive than ours, respond to technological advancements quicker then us, better take advantage of acquisitions and other opportunities and adopt more aggressive pricing terms and policies then ours.

We may be unable to obtain needed capital.

         The cash generated from our operations has to date been insufficient to fund all the cash outlays associated with our operations. We have made up the shortfall principally through the sale of our capital stock and short-term borrowings. We may require additional debt or equity financing to meet our ongoing cash requirements. We cannot, however, be certain that any additional financing will be available or, if available, will be available on terms that are satisfactory to us.

We combined with a public shell company; we cannot be sure that the public shell company did not have hidden liabilities.

         On December 31, 1998, Intelliquis became a public company by combining with an existing "public shell company." We use the term "public shell company" to refer to a company that is publicly traded but has no operations. Based upon our investigation of the public shell company, we believe that the public shell company did not have any material liabilities at the time we completed the combination transaction . We cannot, however, be certain that the public shell company did not have hidden liabilities that we were unable to discover.

Conversion of the Series A preferred stock by the selling stockholder will dilute the ownership interest of our current stockholders.


         As of August 30, 2000, 1,800 shares of our Series A preferred stock having an aggregate stated value of $2.0 million, were issued and outstanding. The shares of Series A preferred stock are convertible into a number of shares of our common stock as is determined by dividing the stated value of the Series A preferred stock being converted ($1,000 per share), by the conversion price in effect at the time of conversion. The conversion price is determined by reference to the then current market price of our common stock or, if less, a fixed conversion price. If the selling security holder had converted the total number of shares of Series A preferred stock on September 21, 2000, the number of shares of our common stock that would have been issued to the selling security holder would have been 9,000,000 (based on the conversion price in effect on September 21, 2000). However, the actual number of shares that may be issued on conversion of the Series A preferred stock may prove to be significantly greater in the event of a decrease in the trading price of our common stock. The following table describes the number of shares of our common stock that would be issuable assuming all of the presently issued and outstanding shares of Series A preferred stock were converted and further assuming that the applicable conversion price at the time of the conversion were the following amounts and the percentage ownership of our common stock which would result from such conversion:


                            Conversion     Number of Shares          Percentage
Selling Security Holder     Price          Beneficially Owned(1)     Ownership
-----------------------     ----------     ------------------        ----------

ROBI Investors LLC            .458            4,435,301                10.98%
                              .344            5,740,558                13.77%
                              .229            8,368,262                18.88%
                              .114           16,297,474                31.20%

   (1) Shares owned is comprised of (1) the common stock underlying 1,800 shares of Series A preferred stock which is convertible at the conversion price plus (ii) 508,000 shares, which represents common stock underlying 200 shares of Series A preferred stock previously converted by ROBI.

         Given the structure of the conversion formula applicable to the Series A preferred stock, there effectively is no limitation on the number of shares of our common stock into which the Series A preferred stock may be converted. As the market price of our common stock decreases, the number of shares of our common stock underlying the Series A preferred stock continues to increase. Purchasers of common stock could therefore experience substantial dilution of their investment upon conversion of the Series A preferred stock by the selling stockholder.

Our current stockholders could experience overall dilution to market price and relative voting power.

         The conversion of the Series A preferred stock may result in substantial dilution to the equity interests of other holders of our common stock. Specifically the issuance of a significant amount of additional common stock would result in a decrease in the relative voting control of common stock issued and outstanding prior to the conversion of the Series A preferred stock. In addition, public resales of our common stock following the conversion of the Series A preferred stock, likely would depress the prevailing market prices of our common stock. Even prior to the time of actual conversions, exercises and public resales, the markets perception of the mere existence of our obligation to honor such conversion could depress the market price of our common stock.

Conversion of our Series A preferred stock could result in an increased potential for short sales.

         Downward pressure on the market price of our common stock that likely would result from sales of our common stock issued upon conversion of our Series A preferred stock could encourage short sales of our common stock. Material amounts of such short selling could place further downward pressure on the market price of our common stock.

     The price of our stock may decrease as a result of sales.

         The sale of substantial amounts of our common stock, including shares issuable upon conversion of our Series A preferred stock, could cause the price of our common stock to decline significantly. Subject to certain limitations, substantially all of our outstanding common stock, as well as the shares issuable upon conversion of the Series A preferred stock, may be publicly sold.

Our common stock is quoted on the OTC Bulletin Board, which can be a volatile market.

         Our common stock is quoted on the OTC Bulletin Board, a quotation system for equity securities. The OTC Bulletin Board is a more limited trading market than the NASDAQ Stock Market and, consequently, timely, accurate quotations of the price of our common stock may not always be available. Trading volume may be low in such a market and, consequently, the activity of only a few shares may affect the market and may result in wide swings in price and in volume.

If we are unable at attract and retain key personnel, we may not be able to effectively manage and expand our business.

         Our future success will depend in large part on our ability to hire, train, retain and motivate a sufficient number of qualified personnel. If we are unable to attract and retain qualified personnel or if we experience high personnel turnover, it would increase our costs and could prevent us from effectively managing and expanding our business.

         Our future success also depends on the continued services of each of our executive officers particularly Bernard Yaw, our President and Chief Executive Officer and Mark Tippets, our Vice President of Sales and Marketing. We have employment agreements and non- compete agreements with each of these executive officers. However, any executive officers, subject to the terms of their agreement, and other employees could terminate his or her relationship with us at any time. The loss of the services of our executive officers or other key personnel could materially and adversely affect our business. In addition, if one or more of our executive officers or key employees were to join one of our competitors, after the completion of the non-compete term, or otherwise compete with us, it could harm our business.

Our officers and directors control a large percentage of our voting stock and could exert significant influence over matters requiring stockholder approval.

         As of June 1, 2000, our officers and directors controlled approximately 56% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to control all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions involving us. This control may have the effect of delaying, preventing or deterring a change in control and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of any sale or acquisition.

There is pending litigation against us, the outcome of which could have a material affect on the business.

         On May 6, 1999, an action was commenced against us by On the Planet, Inc. in the United States District Court for the District of Utah, Central Division. The claims arose out of a Software Rights Agreement under which we granted On The Planet "an exclusive license for direct sales along with a nonexclusive license for all other sales including but not limited to retail sales" for certain year 2000 fix software identified therein. On The Planet (1) asserted that we violated this agreement by engaging in direct sales or giving third parties a license to engage in direct sales of the year 2000 fix software and other related products and (2) asserted claims of copyright infringement, breach of contract and fraud.

         Subsequently, On the Planet alleged that we entered into a Settlement Agreement with them on January 4, 2000 regarding the aforementioned claims. Under the terms of the Settlement Agreement, we allegedly agreed to pay On the Planet $150,000 in three payments and issue On the Planet 300,000 shares of registered Intelliquis Stock, which were to be subject to lock-up restrictions, in exchange for a complete release of Intelliquis from all claims asserted by On the Planet in connection with the Software Rights Agreement. Intelliquis claimed that the Settlement Agreement was not an enforceable contract and thus refused to provide On the Planet compensation under such agreement. On May 23, 2000, the United States District Court for the District of Utah, Central Division, granted On the Planet's motion to enforce the Settlement Agreement and directed Intelliquis to pay On the Planet: $202,100 within 14 days of the court's order and to grant On the Planet 260,000 shares of registered Intelliquis stock.


Intelliquis has decided to appeal this ruling and we filed a notice of appeal. However, the outcome of the appellate process is uncertain and cannot be predicted at this time. If we are unsuccessful with our appeal we will be required to make the payments ordered by the court and our business will be adversely affected.

         A claim has been brought by Doren Rosenthal d/b/a Rosenthal Engineering against the Company, based on claims made by Rosenthal that stem from an alleged breach of a licensing agreement. The case includes claims for breach of contract, misappropriation of trade secrets, and others.

         Rosenthal is a software programmer that developed computer programs designed to fix Year 2000 bugs in software programs. Rosenthal alleges that he entered into a licensing agreement with Intelliquis, whereby Intelliquis licensed Rosenthal's software program and included it in the Company's own Year 2000 fix, and whereby Intelliquis did not pay certain royalties owed to Rosenthal, and also that Intelliquis made unauthorized use of Rosenthal's program. Rosenthal has filed a lawsuit in the Superior Court for the State of California based on the contract and related claims, and is seeking damages in an unspecified amount. Rosenthal has also threatened to file a lawsuit in Federal Court based on claims related to intellectual property. Outside of the litigation, Rosenthal has stated that he is seeking in excess of $1,000,000.

         Intelliquis denies all of the allegations made by Rosenthal in the case. Intelliquis has taken the position that any royalties owed, if any, are of a nominal amount, and were properly withheld as a reserve due to potential returns of the Rosenthal product as a result of product defects. Intelliquis also denies that it engaged in any misappropriation of trade secrets, or any of the other acts alleged. Intelliquis intends to defend the present and threatened actions of Rosenthal.

         This matter is in its early stages, and the outcome is uncertain. If we are unsuccessful in the defense of this action it could have a material adverse effect on the business.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in this prospectus are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of these risks and uncertainties are discussed below under the heading "Risk Factors." We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

                                CORPORATE HISTORY

Original Formation

         Intelliquis Corp. was incorporated on June 9, 1997 under the laws of the state of Utah.

Conversion to Limited Liability Company

         In December 1997, Intelliquis reorganized as a limited liability company under the laws of the state of Utah and changed its name to "Intelliquis LLC."

Combinations with Public Shell Company

         General

         On December 31, 1998, Intelliquis became a public company by combining with an existing "public shell company." We use the term "public shell company" to refer to a company that is publicly traded but has no operations.

         Form of Transaction

         The transaction between Intelliquis LLC and the public shell company involved the following elements:

         o the owners of Intelliquis LLC transferred to the public shell company all of their interests in Intelliquis LLC, which resulted in Intelliquis LLC becoming a wholly owned subsidiary of the public shell company;

         o the public shell company issued 32,511,600 shares of its common stock to the former owners of Intelliquis LLC (plus and additional 91,344 shares to employees of Intelliquis), which resulted in these persons owning approximately 86% of the common stock of the public shell company outstanding upon completion of the transaction;

         o the management of Intelliquis LLC became the management of the public shell company; and

         o the public shell company changed its name from "Leesburg Land & Mining, Inc." to "Intelliquis International, Inc." and changed its jurisdiction of incorporation from the state of Colorado to the state of Nevada.

         Certain Information Concerning the Public Shell Company

         Leesburg Land & Mining, Inc. ("Leesburg") was incorporated in June 1983 and completed a public offering of its common stock in 1983. Leesburg was primarily engaged in (1) various mining activities and (2) various activities relating to a contract that contemplated that Leesburg would drill and complete a geothermal well and construct a power plant. Leesburg was unable to derive significant revenues from its operations and completely discontinued its operations in 1988 (except for the disposal of certain assets and settling obligations). At the time of the transaction with Intelliquis LLC described above, Leesburg did not have any operating business or any known assets or liabilities.

         Accounting Treatment of the Transaction

         For accounting and other financial reporting purposes, the combination of Intelliquis LLC with the public shell company has been treated as a "reverse merger." Under this treatment, (1) the post-combination company has been treated as a continuation of Intelliquis LLC rather than a continuation of the public shell company and (2) the transaction has been treated as the issuance of interests in Intelliquis LLC for the net monetary assets of the public shell company accompanied by a recapitalization. In view of the foregoing, the financial statements for Intelliquis do not include the results of the public shell company for any period prior to the combination.

Stock Split

         In April 1999, Intelliquis effected a 3-for-1 stock split. All information in this Prospectus gives retroactive effect to this stock split.

                                 USE OF PROCEEDS

         We will not receive any proceeds upon conversion of the Series A preferred stock, nor will we receive any of the proceeds from the sale by the selling security holder of the shares issued upon such conversion.

         We will receive the exercise price of any warrants that are exercised by the security holder, but they are under no obligation to exercise.
We intend to use any proceeds from exercise of the warrants for working capital and general corporate purposes. For information concerning these warrants, see "October 1999 Private Placement" and "Selling Security Holder."

                 MARKET FOR OUR COMMON STOCK AND RELATED MATTERS

Market for Our Common Stock

         Our common stock trades through the OTC Bulletin Board under the symbol "INTQ."

Price Range For Our Common Stock

         The table below shows, for the calendar quarters indicated, the high and low bid prices for our common stock as quoted on the OTC Bulletin Board. The quoted bid prices are not necessarily indicative of the prices at which shares were actually sold because (1) the bid prices are inter-dealer prices, without retail mark-up, mark-down or commission and (2) the bid prices may be for transactions that were proposed but not actually completed.



     Calendar Quarter                      High Bid Price    Low Bid Price
     ----------------                      --------------    -------------

     First quarter of 1999                   $ 5.00               $0.00

     Second quarter of 1999                    6.25               2.750

     Third quarter of 1999                     5.00               2.125

     Fourth quarter of 1999                  2.6875              0.8125

     First quarter of 2000                    2.875                0.50

     Second quarter of 2000                   1.031               0.375



Record Holders


         As of August 31, 2000, there were 1,123 holders of record of our common stock.


Penny Stock Rules

         Because the bid price for our common stock has been below $5.00 per share, the SEC's Rule 15g-9 may apply to our common stock. This rule imposes additional sales practice requirements on a broker-dealer that sells Rule 15g-9 securities to persons other than the broker-dealer's established customers and institutional accredited investors. For transactions covered under Rule 15g-9, the broker dealer must make a suitability determination of the purchaser and receive the purchaser's written agreement to the transaction before the sale. In addition, broker-dealers, particularly if they are market makers in the common stock, have to comply with the disclosure requirements of Rules 15g-2, 15g-3, 15g-4, 15g-5, and 15g-6 under the Securities Exchange Act of 1934, unless the transaction is exempt under Rule 15g-1. Consequently, Rule 15g- 9 and these other rules may adversely affect the ability of broker-dealers to sell or to make markets in our common stock and also may adversely affect the ability of our stockholders to resell their shares.

Dividends

         We have never paid any dividends on our common stock and have no plans to do so in the foreseeable future. Under the terms of our Series A Preferred, we may not pay any cash dividends on our common stock unless we first pay all accrued dividends on the Series A Preferred. See "October 1999 Private Placement--Terms of the Series A Preferred--Dividends."

                         SELECTED FINANCIAL INFORMATION

General

         We have set forth in the following tables selected income statement and balance sheet data for our company. You should read this information together with (1) our financial statements and the related notes that are included elsewhere in this prospectus and (2) the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." We derived the historical income statement data for the period from June 9, 1997 (inception) to December 31, 1999 and for the year ended December 31, 1999 from our audited financial statements that are included elsewhere in this prospectus. We derived all other data from our unaudited financial statements that are included elsewhere in this prospectus.

Accounting Treatment of Combination with a Public Shell Company.

         For accounting and other financial reporting purposes, our combination with an existing "public shell company" on December 31, 1998 has been treated as a "reverse merger." Under this treatment, (1) the post-combination company has been treated as a continuation of Intelliquis rather than a continuation of the public shell company and (2) the transaction has been treated as the issuance of interests in Intelliquis for the net monetary assets of the public shell company accompanied by a recapitalization. In view of the foregoing, our financial statements do not include the results of the public shell company for any period prior to the combination. For additional information, see "Corporate History."

Certain Information Concerning Pro Forma Income Taxes and Pro Forma Net Income

         We were a limited liability company during part of 1997 and all of 1998. See "Corporate History." In general, the income or loss of a limited liability company is passed through to its owners rather than being subjected to tax at the entity level. Pro forma income taxes reflects a provision for income taxes as if we had been liable for federal and state income taxes as a taxable corporate entity for all periods presented. Pro forma net income reflects such pro forma income taxes.

Certain Information Concerning Earnings Per Share

         As discussed above, we were a limited liability company during part of 1997 and all of 1998. We did not have any shares outstanding during these periods. Therefore, we have not provided earnings per share information for 1997 or 1998.




                                   Period From June 9,
                                   1997 (Inception)
                                   Through December 31,                                 Six Months Ended June 30,
                                   1997                      1998       1999            1999                  2000
                                   ----                      ----       ----            ----                  ----
Income statement data:

Sales                                 $34,709            $1,461,196   $7,457,568    $3,419,410          $     969,638

Cost of sales                           4,948               355,613    3,759,506     1,655,680                199,548
                                   ----------            ----------   ----------    -----------           -----------

Gross margin                           29,761             1,105,583    3,698,062     1,763,730                770,110

Sales and marketing                    36,443               596,125    1,442,675       395,447                430,287

General and administrative             47,841               430,304    1,320,028       738,655                471,098
                                   ----------            ----------   ----------    -----------           ------------

Operating income (loss)               (54,523)               79,154      935,359       629,628               (131,275)

Other income (expense)                      -                (3,233)    (987,837)       (4,687)              (168,701)
                                   ----------            ----------   ----------    -----------           ------------

Net income (loss) before
taxes                                 (54,523)               75,921      (52,478)      624,941               (279,676)

Taxes                                       -                     -           -        243,827               (507,921)

Preferred Dividends                         -                     -      (22,028)            -                (59,836)
                                   ----------            ----------   ----------    -----------           ------------



Net income                           $(54,523)              $75,921   $  (74,506)   $  381,114            $  (867,733)
                                   ==========            ==========   ==========    ===========           ============

Pro forma income taxes                      -                17,859           -              -                      -
                                   ----------            ----------   ----------    -----------           ------------
Pro forma net income                        -               $58,062   $  (74,506)   $  381,114            $  (867,733)
                                   ==========            ==========   ==========    ===========           ============
Earnings per share                                                                  $    0.011            $     0.025
                                                                                    ===========           ============


                                             June 30, 2000
Balance sheet data:                  -------------------------------

Cash                                         $   143,742

Working capital                                1,590,757

Accounts receivable                            3,117,017

Total assets                                   5,358,859

Stockholders' equity                           2,414,026

    ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



Background



            The Company seeks to become a leading republisher, marketer and supporter of Year 2000, Internet utility, productivity and communication software products for the computer software retail market. The Company was incorporated as Leesburg Land and Mining Inc. in Colorado for the purpose of conducting mining operations. Effective December 31, 1998, the Company acquired all of the equity of Intelliquis LLC, which then became a wholly owned subsidiary (the "Subsidiary") of the Company. During this same period the Company changed its corporate domicile to Nevada and changed its name to Intelliquis International, Inc. The Subsidiary was founded in August 1997 and organized in December 1997 as a Utah limited liability company. As a result of the acquisition of the Subsidiary, the controlling shareholders of the Subsidiary became controlling shareholders of the Company.



            The Company seeks to build a leadership position in this market by first licensing fully tested software applications from independent software developers and then developing or acquiring a family of software applications. The Company's main emphasis lies in PC Utilities titles, but will offer a selection of Reference, Productivity and Communication titles both in the North American and International market. The software products are being marketed through traditional software distribution channels and the Internet. Since the release of the Company's first software title in November 1997, the Company has grossed approximately $9 million in sales to date.



            The Company has licensed and released a total of eight software titles through the end of the first four months of 2000 namely, IntelliFix 2000 (formerly Fix2000), TotalFax, Web Site Traffic Builder, Credit Builder, Speed 98, Cyber Surveillance, Web Site Traffic Meter, and Mass Mailer. In the last quarter of 1997, the Company republished and released its first three titles (NetFax, Speed98 and Credit Builder). During 1998, Intelliquis released another three titles (TotalFax, Fix2000, and Web Site Traffic Builder). In 1999, the Company revamped Credit Builder and launched it as Credit Builder Deluxe. Intelliquis also released Cyber Surveillance during fourth quarter 1999. With the availability of new and quality titles to license, the Company intends to release new titles on a regular basis in 2000 and beyond.



            Intelliquis announced the launch of two new titles at the beginning of 2000, Mass Mailer and Web Site Traffic Meter. Mass Mailer is a bulk e-mail message program that allows users to broadcast e-mails to multiple contact lists. Web Site Traffic Meter allows Webmasters to track and monitor traffic patterns to and within their Internet sites. The Company plans to offer Web Site Traffic Meter as a stand-alone product and include the product with Web Site Traffic Builder in a suite of Internet products.



Liquidity and Capital Resources



            Net cash used in operating activities was $2,655,110 and $832,334 for the six months ended June 30, 2000 and 1999, respectively. The increase in cash used in operating activities is primarily attributable to the reclassification of a large account payable to a note payable and prepayment of marketing expenses for fiscal year 2000.



            Liquidity is a significant concern for the Company until it can generate adequate cash flows from operations, which are primarily dependent on the development, marketing and distribution of the Company's products. With the forecasted sales for the next quarter and existing receivables, the Company is planning to meet its obligations.



            Accounts receivable is still rather high; however, the Company is attempting to resolve a discrepancy with its major distributor that will result in decreasing accounts receivable by approximately $500 thousand. Although the Company does not anticipate any problems related to accounts receivable collections, it is currently taking measures to assure collection on all amounts outstanding. In addition, the Company continues to record an allowance for possible returns.

Results of Operations



Three Months Ended June 30, 2000 and 1999
-----------------------------------------



            The Company derives revenue from the sale of software products, which it licences from developers and resells. The Company sells its products in North America and internationally primarily through retailers and distributors. The Company's international sales represented less than 4% and 1% of sales during the second quarter of 2000 and 1999, respectively. The Company's sales decreased $1,634,275 from $2,199,137 for the second quarter of 1999 to $564,862 for the same period in 2000. The Company's decrease in sales is primarily due to the decrease in sales of the IntelliFix 2000 products and the late release of the Company's new products. The Company expects sales to increase for the rest of the fiscal year due to the release of new products and new versions of existing products.



            The Company released 2 new software programs (Web-site Traffic Analyzer and Mass Mailer) during the first six months of 2000. The Company believes that sales for its current programs will continue to increase through-out the year. In addition, the Company is planning to release at least one new software program each quarter. The Company is partnering with another entity to develop a program that will be installed on the ISA cards currently in inventory. The Company believes that sales of the ISA card product will completely deplete the current inventory of the cards.



            Cost of sales includes cost of goods sold, royalties paid to developers and the costs for maintaining technical support. The cost of sales totaled $61,507 for the three months ended June 30, 2000 and constituted 11% of total sales as compared to $1,151,990 and 52% of total sales for the same period in 1999. The change in the percent of sales is due to decreases in royalty fees and per unit cost of production for the current products being sold. During the second quarter of 1999 cost of goods sold were higher than normal due to the cost of sales for the ISA cards. During the second quarter of 2000 the Company had taken additional measures to reduce royalties and production labor. The Company anticipates that cost of sales will approach 19% of sales for the fiscal year 2000.



            The total sales and marketing for the second quarter of 2000 amounted to $189,960 while the same period in 1999 amounted to $276,831. Sales and marketing expense as a percentage of sales were 34% and 13% for the three months ended June 30, 2000 and 1999, respectively. The increase in percent of sales is due to the decrease in sales. Also, the Company was involved in numerous marketing programs that will be of benefit for the entire year. While sales continue to increase sales and marketing as a percentage of sales will decrease. The Company expects sales and marketing expense to be approximately 20% for the fiscal year 2000.

            General and administrative expenses totaled $256,181 and $472,399 for the three months ended June 30, 2000 and 1999, respectively. The decrease in costs can be attributed to cutbacks in payroll associated with the Y2K products. General and administrative costs have increased as a percentage of sales to 45% from 21% for the three months ended June 30, 2000 and 1999, respectively. However, the increase is more attributable to decrease in sales than an increase in general and administrative expenses. The Company anticipates general and administrative expenses as a percentage of sales to approximate 15% for the fiscal year 2000.



            The Company settled on two lawsuits during the second quarter of 2000. The settlements resulted in a loss of $507,921. The Company does not anticipate any further claims or litigation will result with material effect on the Company's financial position, results of operations or cash flows.



            For the fiscal year 2000, the Company expects to continue to grow by realizing overseas growth in its current product lines and the demand for the new products released in April. In relation, the Company anticipates to have income from operations for each of the remaining quarters and for the fiscal year. The income will be a result of increased sales throughout the year due to new products and revisions. In addition, the Company is exploring other products that could be release by third or fourth quarter which could dramatically increase sales.



            For the three months ended June 30, 2000, the Company reported an operating income of $57,214, compared to operating income of $297,917 in the corresponding period in 1999.



Six Months Ended June 30, 2000 and 1999



            The Company's sales amounted to $969,658 for the first six months of 2000 which is a decrease of $2,449,753 from $3,419,411 for the same period in 1999. The Company's decrease in sales is primarily due to the decrease in sales of the IntelliFix 2000 products and the late release of the Company's new products. The Company expects sales to increase for the rest of the fiscal year due to the release of new products and new versions of existing products.



            Cost of sales includes cost of goods sold, royalties paid to developers and the costs for maintaining technical support. The cost of sales totaled $199,548 for the six months ended June 30, 2000 and constituted 21% of total sales as compared to $1,655,680 and 48% of total sales for the same period in 1999. The change in the percent of sales is due to decreases in royalty fees and per unit cost of production for the current products being sold. During the first six months of 1999 cost of goods sold were higher than normal due to the cost of sales for the ISA cards. During the first six months of 2000 the Company had taken additional measures to reduce royalties and production labor. The Company anticipates that cost of sales will approach 19% of sales for the fiscal year 2000.



            The total sales and marketing for the first six months of 2000 amounted to $189,960 while the same period in 1999 amounted to $276,831. Sales and marketing expense as a percentage of sales were 44% and 12% for the six months ended June 30, 2000 and 1999, respectively. The increase in percent of sales is due to the decrease in sales. Also, the Company was involved in numerous marketing programs that will be of benefit for the entire year. While sales continue to increase sales and marketing as a percentage of sales will decrease. The Company expects sales and marketing expense to be approximately 20% for the fiscal year 2000.

            General and administrative expenses totaled $471,098 and $738,658 for the six months ended June 30, 2000 and 1999, respectively. The decrease in costs can be attributed to cutbacks in payroll associated with the Y2K products. General and administrative costs have increased as a percentage of sales to 49% from 22% for the six months ended June 30, 2000 and 1999, respectively. However, the increase is more attributable to decrease in sales than an increase in general and administrative expenses. The Company anticipates general and administrative expenses as a percentage of sales to approximate 15% for the fiscal year 2000.



            The Company settled on two lawsuits during the second quarter of 2000. The settlements resulted in a loss of $507,921. The Company does not anticipate any further claims or litigation will result with material effect on the Company's financial position, results of operations or cash flows.



            For the fiscal year 2000, the Company expects to continue to grow by realizing overseas growth in its current product lines and the demand for the new products released in April. In relation, the Company anticipates to have income from operations for each of the remaining quarters and for the fiscal year. The income will be a result of increased sales throughout the year due to new products and revisions and a reduction in production costs and overhead. In addition, the Company is exploring other products that could be release by third or fourth quarter which could dramatically increase sales.



            For the six months ended June 30, 2000, the Company reported an operating loss of $131,275, compared to operating income of $629,627 in the corresponding period in 1999.


YEAR ENDED DECEMBER 31, 1999 AND 1998
-------------------------------------

                  The Company derives revenue from software products, which are republished by Intelliquis. The Company sells its products in North America primarily through retailers and distributors. The Company's international sales represented less than 10% and 1% of sales during fiscal 1999 and 1998, respectively.

                  The Company's sales increased $5,996,373 (410%) from $1,461,195 for fiscal 1998 to $7,457,568 for fiscal 1999. The Company's increase in sales is due to sales of the Y2K software programs and increased market penetration with TotalFax and Website Traffic Builder software programs. In addition, the Company released three two newtitles (Total Fax, Fix 2000 and Website Traffic BuilderCredit Builder Deluxe and Cyber Surveillance) in fiscal 1998 1999 while expanding its' distribution channels. The Company released 2 new software programs (Web-site Traffic Meter and Mass Mailer) during the first four months of 2000.

                  The Company believes that sales for its current programs will continue to increase through-out the year. In addition, the Company is planning to release at least one new software program each quarter. Cost of sales includes cost of goods sold, royalties paid to developers and the costs for maintaining technical support. The cost of sales totaled $3,759,056 for fiscal 1999 and constituted 50% of total sales as compared to $355,613 or 24% of total sales for fiscal 1998. The majority of the increase is due to the Company's cost of ISA Cards. The Company wrote-off 50% ($820,507) of the ISA card inventory due to the reconfiguration and marketing of the cards. The Company anticipates the cost of sales will be approximately 40% of sales for the year 2000.

                  The total sales and marketing for fiscal 1999 amounted to $1,442,675 while fiscal 1998 amounted to $596,125. The increase of $846,550 in sales and marketing expenses is primarily due to the Company's aggressive marketing of its' products through a number of major retailers. A large portion of the marketing expense is determined by sales volume. Also, the Company expanded their sales department during 1999 by hiring a number of salespeople to meet the demand of sales.

                  As the Company continues to increase in sales, sales and marketing expense will continue to decrease and constitute approximately 17% of sales.

                  General and administrative expenses increased $889,724 during fiscal 1999 over fiscal 1998. The increase in costs can be attributed to the continued growth of the Company. The growth of the Company has made it necessary to hire more employees and to lease additional office and warehouse space. However, general and administrative costs as a percentage of sales decreased from 29% to 18%. The Company believes that general and administrative expenses will decrease as operations become more efficient and should be 15% of sales.

                  The Company had a net loss of $74,505 for fiscal 1999 compared to net income of $75,921 for fiscal 1998. The primary reason for the net loss was the write-off of $820,507 of the ISA card inventory. The write-off of the cards was made in anticipation of additional costs to program and market the new ISA card program. The Company plans to return to profitability for the year 2000 by managing cost of sales to achieve an increased profit margin.

                  For 2000, the Company is expected to continue with its overseas growth in its current product lines. The Company established sales/fulfillment centers in England and Malaysia to handle sales in Europe and the Far East. The Company has also signed agreements with a number of international distributors. As of the date of this report the Company has released two new products (Mass Mailer and Website Traffic Meter) and plans to release at least one new product each quarter. The Company does not anticipate any production and/or sales facilities and personnel limitations to fulfill its goals for 1999 2000 and beyond. The Company is also expanding its sales potential and presence by selling its products directly to consumers over the internetInternet, thus eliminating a significant overhead of wholesale and retail marketing through existing channels.

                                    BUSINESS

Overview

         We sell a variety of software products for personal computers and the Internet. We acquire the right to manufacture and sell products by entering into licensing arrangements with software developers or, less frequently, purchasing the rights to a particular product. We do not independently develop software.

         We currently offer seven software titles. Our goal is to continue to expand our product line. We are seeking to do so by maintaining close relationships with independent software developers, monitoring the new products that they develop, and negotiating to obtain the right to sell those products that we believe have the greatest potential for success.

         We sell our products in various ways. These include (1) selling through intermediaries, such as distributors, original equipment manufacturers, computer resellers and Internet retailers of software, and (2) selling directly to end users through our own Internet site and our sales force. We believe that our existing distribution relationships should help us bring to market any new products that we succeed in adding to our product line.

         While our focus is software, we may sometimes offer a specialized hardware product that essentially functions as software. For example, as discussed below, we offer both a software and hardware version of our IntelliFix 2000 product.

Our Current Products

         Set forth below is certain information concerning the seven software titles that we currently offer:

         Website Traffic Builder. Website Traffic Builder is designed to make it easy for the owner of an Internet web sites to register the site with the various "search engines" and Internet web directories that people use to search the Internet and identify sites that are of interest to them. We released this product in August 1998.

         TotalFax. TotalFax is designed to facilitate sending and receiving faxes through a personal computer. We released this product in the first quarter of 1998.

         Credit Builder. Credit Builder is designed to help a user obtain and manage credit and improve his credit rating. We released this product in the fourth quarter of 1997.

         Speed 98. Speed 98 is designed to increase the speed at which certain older computers can process information. We released this product in the fourth quarter of 1997.

Web Site Traffic Meter is a log analysis program that allows Webmasters to track, monitor and analyze the traffic patterns of their Internet sites. Traffic Meter allows Webmasters to track site visits, downloads, bandwidth, operating system and browser, entry and exit pages for each visitor, and links used to find the site. Once analysis is complete, Webmasters can generate reports in HTML or Word that provide a complete statistical overview of the site's traffic activity.

Mass Mailer is an Internet marketing tool that allows users to send unlimited numbers of e-mail messages to an unlimited number of contacts. Mass Mailer allows users to create and manage new databases of contacts, or import an existing database of contacts into the program. The program also allows users to send messages in bulk form, or create personalized e-mails to each individual recipient.

Cyber Surveillance is an Internet-monitoring program that allows parents and supervisors to see what their children and employees are viewing during Internet-surfing sessions. Every image users have seen appears in a "slide show" graphical format, showing the parent or supervisor exactly what has been viewed during an Internet session. The program is also password-protected, ensuring unauthorized users are locked out from altering Internet session and image histories.

         Up until the first quarter of 2000, we offered Intellifix 2000, which was designed to identify and fix certain year 2000 problems affecting personal computers. Sales of this product accounted for approximately 74% of our sales in fiscal 1999. As expected, however, most personal computer users had addressed their year 2000 problems by the first quarter of the year 2000 and, consequently, sales of this product declined significantly. Our future success, therefore, depends on our ability to increase sales of our other products and the expansion of our product line.

Distribution, Sales and Marketing

         Distribution Channels

         Set forth below is certain information concerning the principal ways in which we distribute our products.

         Sales through distributors. We principally sell our products through distributors. These distributors purchase products from us and resell them to retail stores and others. Sales to distributors accounted for approximately 82% of our sales in 1998 and 81% in 1999.

         Our most important distributor has been Ingram Micro, the leading wholesale distributor of computer-based technology products and services. Sales to Ingram Micro accounted for approximately 61% of our sales in 1999 and 25% in the first three months of 2000.

         Sales through other intermediaries. We also sell our products through other intermediaries, such as original equipment manufacturers, computer resellers and Internet retailers of software.

         Direct sales. We also sell our product directly to end users. We make these sales through our Internet site and our sales force.

         Certain Information Concerning Sales

         We sell our products both in the United States and in international markets. Sales in the United States accounted for approximately 99% and 97% of our sales in 1998 and 1999, respectively. We are seeking to expand our international sales by establishing additional relationships with distributors in various international markets.

         We principally sell our products under our own name. However, we also enter into private label arrangements with certain customers. These arrangements allow the customer to sell our products under the customer's name rather than our name.

         Marketing

         We promote our products in a variety of ways, including by:

         o maintaining an Internet site, which (1) provides information concerning our company and products and (2) enables customers to purchase our products over the Internet;

         o        advertising on third-party Internet sites;

         o        arranging for promotions in retail stores;

         o        advertising in catalogues; and

         o        e-mailing information and promotions to potential customers.

Technical Support

         We provide technical support for our products through our in-house support staff.

Production

         We perform certain productions functions ourselves and outsource to third parties certain other functions.

         Functions that we perform in-house: We perform the following function in-house: (1) designing the packaging for our products; (2) duplicating software; (3) writing manuals for our products, product literature, and brochures and (4) packaging and shipping.

         Functions that we outsource: We outsource the following functions: (1) printing our packaging; (2) replicating CD-ROMs; and (3) manufacturing the hardware version of our IntelliFix 2000 product.

Competition

         The software industry is very competitive. Our competitors include (1) numerous companies similar to ours that market software that they license or acquire from others and (2) numerous companies that develop their own software. Most of our competitors have greater financial resources, greater name recognition and a longer operating history than we do. There are competing products available for each product that we offer. For example, Symantec, one of our competitors, offers a product that directly competes with our IntelliFix 2000 product.

Employees

         We have approximately 32 employees. These include three in management, seven that perform warehouse and production functions, eight that provide technical and computer support, nine in sales, and five that perform clerical functions. Our employees are not represented by any collective bargaining unit.

Facilities

         We lease (1) approximately 3,900 square feet of office space under a lease that expires on March 31, 2002 and (2) approximately 5,638 square feet of warehouse space under a lease that expires on March 31, 2002.

Legal Proceedings


         On September 11, 2000, an action was commenced by us against certain of our shareholders, including former officers and attorneys of Intelliquis International, Inc., in the United States District Court for the District of Utah, Central Division, in a matter entitled Intelliquis International, Inc. v. Robert M. Beaton, et, al., case number 2:00CV00703. The action is seeking damages in excess of $14,000,000 for claims based on violations of securities regulations through the unlawful trading of our securities in the public market, as well as other actions, and also includes claims for breach of fiduciary duties by officers and attorneys of the Company. If an amicable resolution of the action is not reached in the near future, we intend to vigorously prosecute our claims. Nevertheless, the outcome of this litigation is uncertain and cannot be predicted at this time. Any unanticipated adverse result could have a material adverse effect on our business.


         On May 6, 1999, an action was commenced against us by On the Planet, Inc. in the United States District Court for the District of Utah, Central Division. The claims arose out of a Software Rights Agreement under which we granted On The Planet "an exclusive license for direct sales along with a nonexclusive license for all other sales including but not limited to retail sales" for certain year 2000 fix software identified therein. On The Planet (1) asserted that we violated this agreement by engaging in direct sales or giving third parties a license to engage in direct sales of the year 2000 fix software and other related products and (2) asserted claims of copyright infringement, breach of contract and fraud.

         Subsequently, On the Planet alleged that we entered into a Settlement Agreement with them on January 4, 2000 regarding the aforementioned claims. Under the terms of the Settlement Agreement, we allegedly agreed to pay On the Planet $150,000 in three payments and issue On the Planet 300,000 shares of registered Intelliquis Stock, which were to be subject to lock-up restrictions, in exchange for a complete release of Intelliquis from all claims asserted by On the Planet in connection with the Software Rights Agreement. Intelliquis claimed that the Settlement Agreement was not an enforceable contract and thus refused to provide On the Planet compensation under such agreement. On May 23, 2000, the United States District Court for the District of Utah, Central Division, granted On the Planet's motion to enforce the Settlement Agreement and directed Intelliquis to pay On the Planet $202,100 within 14 days of the court's order and to grant On the Planet 260,000 shares of registered Intelliquis stock.


Intelliquis has decided to appeal this ruling and we filed a notice of appeal. However, the outcome of the appellate process is uncertainn and cannot be predicted at this time. If we are unsuccessful with our appeal we will be required to make the payments ordered by the court and our business will be adversely affected.

A claim has been brought by Doren Rosenthal d/b/a Rosenthal Engineering against the Company, based on claims made by Rosenthal that stem from an alleged breach of a licensing agreement. The case includes claims for breach of contract, misappropriation of trade secrets, and others.

Rosenthal is a software programmer that developed computer programs designed to fix Year 2000 bugs in software programs. Rosenthal alleges that he entered into a licensing agreement with Intelliquis, whereby Intelliquis licensed Rosenthal's software program and included it in the Company's own Year 2000 fix, and whereby Intelliquis did not pay certain royalties owed to Rosenthal, and also that Intelliquis made unauthorized use of Rosenthal's program. Rosenthal has filed a lawsuit in the Superior Court for the State of California based on the contract and related claims, and is seeking damages in an unspecified amount. Rosenthal has also threatened to file a lawsuit in Federal Court based on claims related to intellectual property. Outside of the litigation, Rosenthal has stated that he is seeking in excess of $1,000,000.

Intelliquis denies all of the allegations made by Rosenthal in the case. Intelliquis has taken the position that any royalties owed, if any, are of a nominal amount, and were properly withheld as a reserve due to potential returns of the Rosenthal product as a result of product defects. Intelliquis also denies that it engaged in any misappropriation of trade secrets, or any of the of the other acts alleged. Intelliquis intends to defend the present and threatened actions of Rosenthal.

This matter is in its early stages, and the outcome is uncertain. If we are unsuccessful in the defense of this action it could have a material adverse effect on the business.

                                   MANAGEMENT

Information Concerning Officers and Directors

         The table below identifies, and provides certain information concerning, our officers and directors.

Name                                  Age               Positions
-----------------                  ---------        -------------------
Bernard Yaw                           40           President, Chief Executive
                                                   Officer and Director

Dave Jones                            37           Chief Financial Officer

Mark Tippets                          48           Vice President of Sales and
                                                   Marketing and Director

Say Thean Lim                         39           Director of Business
                                                   Development and Director


         Bernard Yaw, who is one of the founders of our company, has been with our company since we commenced operations in October 1997. Since December 31, 1998, when we became a publicly traded company, Mr. Yaw has served as President, Chief Executive Officer and a director of our company. From 1997 until December 31, 1998, Mr. Yaw served as a Manager of our company. Prior to joining our company, Mr. Yaw held a number of positions, including (i) from 1996 to 1997, President and a director of IN2 Technologies, a developer of software for Internet form publishing, and (ii) from 1994 to 1996, President of Handwriting Imaging Systems Corp., a developer of hand print recognition and document imaging software. Mr. Yaw has a Bachelor of Science degree in computer science from Oral Roberts University.

         Dave Jones has served as Chief Financial Officer of our company since joining our company in November 1998. Prior to joining our company, Mr. Jones held a number of positions, including: (i) from 1993 to November 1998, Chief Financial Officer of RC Management Corporation (also known as Video III), (ii) from 1990 to 1993, Assistant Controller at Rocky Mountain Helicopters, and (iii) from 1989 to 1990, an accountant at Deloitte & Touche. Mr. Jones is a certified public accountant and has a Bachelor of Science degree in accounting from Brigham Young University.

         Mark Tippets, who is one of the founders of our company, has been with us since we commenced operations in October 1997. He served as Vice President of Marketing and Business Development until December 31, 1998, when he was appointed to his current positions of Vice President of Marketing and Sales and director. From 1993 to 1995, Mr. Tippets served as Vice President of Channel Marketing, a company founded by him that was a marketing and sales representative firm for computer hardware and software companies. From 1990 until 1993, he held various positions at Gazelle Systems, including a managerial position with the company's OEM and government sales department. Mr. Tippet has a Bachelor of Arts degree in Psychology from Brigham Young University.

         Say Thean Lim provided most of the initial funding in connection with the formation of our company in 1997. Since December 31, 1998, when we became a publicly traded company, Mr. Lim has served as a member of our board of directors and as Director of Business Development. From August 1998 until December 31, 1998, Mr. Lim served as a Manager of our company. Mr. Lim is, and has been since 1996, a business consultant and private investor in Malaysia and the United States of America. He has investments in a variety of technology-based companies, including companies in the semiconductor, precision machining, multimedia and software development, e-commerce, and virtual training industries. Prior to 1996, Mr. Lim held various positions, including: (i) from 1992 to 1995, he was chief executive officer of Unico Technology Sdn. Bhd., a PC manufacturing and exporting company with approximately 1,500 employees and (ii) from 1984 to 1992, he served in various positions, including Industrial Engineer and Operations Manager, at a semiconductor manufacturing plant in Penang, Malaysia. Mr. Lim has a bachelor of applied science degree in computers, industrial and electrical engineering and a bachelor of engineering degree in industrial engineering from the Technical University, Nova Scotia, Canada.

Compensation of Officers

         General

         We did not pay any of our officers more than $100,000 of total compensation in 1999.

         There were no cash bonus plans in effect at December 31, 1999. The Company does not maintain or contribute to any pension or retirement plan in which the executive officers of the Company are participants or are entitled to receive benefits, but the Board of Directors may recommend one or more programs for adoption in the future.

         The following table provides certain information concerning the compensation that we paid to Bernard Yaw and Mark Tippets. Mr. Yaw currently serves President and Cheif Executive Officer of the Company and Mr. Tippets serves as Vice President of Sales and Marketing.


                          Summary Compensation Table
 -----------------------------------------------------------------------------
 Name                                        Year     Salary
 ---------------------------                 ----     ------
 Bernard Yaw                                 1999     $61,000

 Mark Tippets                                1999     $60,000

         Certain Employment Agreements

         We have entered into an employment agreement with each of Mr. Yaw and Mr. Tippets. Set forth below is certain information concerning these agreements.

         Salary and Benefits. Each agreement provides that we shall pay the executive salary in an amount to be negotiated between the parties. We are currently paying Mr. Yaw and Mr. Tippets base salary at rate per annum of $61,000 and $60,000, respectively. In addition, we may provide certain perquisites to these officers.

         Each agreement also provides that we shall make available to the executive certain health and life insurance plans.

         Term. The term of each agreement extends until February 3, 2001.

         Noncompete. Each agreement has a non-compete provision, which continues in effect for one year following termination of employment.

Compensation of Outside Directors

         Under our current policy, each director who is not an officer is:

         o paid $1,000 for each meeting that he attends (up to a maximum of $1,500 per quarter); and

         o reimbursed for all reasonable expenses that he incurs in connection with serving as a director.

                             PRINCIPAL STOCKHOLDERS

         The table below and the corresponding notes show, as of the date of this Prospectus, certain information concerning the beneficial ownership of our common stock by (1) each officer and director of our company, (2) all officers and directors of our company as a group and (3) each person that we know to be the beneficial owner of more than 5% of our outstanding common stock. For purposes of this table, a person is considered to own any shares that he has the right to acquire within 60 days pursuant to options, warrants or convertible securities. For example, if a person has the right to acquire 100 shares pursuant to a warrant, he is treated as if he owned these shares, even though these shares are not outstanding and may never be issued. In computing the percentage of outstanding shares held by a particular person or group, we have treated as outstanding any shares which such person or group has the right to acquire within 60 days, but have not treated as outstanding any shares that any other person has the right to acquire.


         Certain of the shares shown in the table below are shares that may be acquired upon conversion of our Series A preferred stock. The conversion price for our Series A preferred stock is linked to the market price of our common stock and, consequently, will fluctuate as the market price for our common stock changes. For purposes of the table below, we have calculated the number of shares that may be acquired upon conversion of the Series A preferred stock based upon the conversion price in effect as of September 21, 2000 (which was $0.200). Because the conversion price in effect at the time of conversion may be significantly different, the actual number of shares that will be acquired upon conversion of the Series A preferred stock may be significantly higher or lower than the number shown in the table. See "October 1999 Private Placement--Terms of the Series A Preferred--Conversion Price."

                                                           Outstanding         Percent of
                                      Outstanding       Series A Preferred       Common
Name and Address (1)(2)               Common Stock         and Warrants        Stock Owned
------------------------------------- ---------------- --------------------- ----------------
Officers and Directors:

Bernard Yaw                                 4,536,856           -                     12.62%

Mark Tippets                                4,786,496           -                     13.32%

Dave Jones                                    134,288           -                          *

Say Thean Lim                              10,433,808           -                     29.03%

Officers and directors as a group          19,991,448           -                     55.62%
     (5 persons)

Other Stockholders:

Blair Barret                                4,986,496           -                     13.87%
     2871 Morningside Drive
     Salt Lake City, UT 84058

ROBI Investors LLC, WEC Asset                -             8,462,602(4)               23.54%(5)
Management LLC, and the persons
controlling these entities(3)
     110 Colabaugh Pond Road
     Croton-on-Hudson, NY 10520


-------------------------

*     Less than 1%.

(1)   Unless otherwise indicated, the address is care of our company.

(2) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated.

(3)   ROBI Investors LLC is the record owner of the indicated shares.
      WEC Asset Management LLC controls the affairs of ROBI Investors LLC. The following individuals control the affairs of WEC Asset Management LLC:
      Daniel Saks, Ethan Berkovitz and Mark Nordlicht.


(4) Represents (i) 7,854,602 shares that may be issued upon conversion of 1,800 shares of outstanding Series A preferred stock or the maximum amount allowable under this registration statement (iii) 508,000 shares that will be issued in connection with 200 shares of outstanding Series A preferred stock that have previously been converted by the selling security holder. and (iii) 100,000 shares that may be issued upon the exercise of certain outstanding warrants. See "October 1999 Private Placement."



(5) The percentage of ownership figure assumes a conversion price of $0.20 per share, the conversion price determined in negotiations between the selling security holder and us. See "October 1999 Private Placement -- Terms of Series A Preferred--Conversion Price."

                              CERTAIN TRANSACTIONS

         Set forth below is information concerning certain transactions between Intelliquis and the following individuals: Say Thean Lim; Bernard Yaw; Mark Tippets; and Blair Barret.

Capital Contributions

         Intelliquis LLC was initially capitalized in 1997 by capital contributions from its founding members. The table below shows for each such member (1) the amount of capital contributed by each member, (2) the initial percentage ownership interest in Intelliquis LLC that each member obtained, and
(3) the number of shares of Intelliquis common stock into which each member's interest was converted when Intelliquis LLC combined with a public shell company (as described under "Corporate History--Combination with Public Shell Company).


                                                         Number of Shares of
                                                         Common Stock Into Which
                 Capital            Ownership Interest   Interest in Intelliquis
Name             Contribution       in Intelliquis LLC   LLC was converted
---------------  -----------------  ------------------   -----------------------

Say Thean Lim          $160,000           51%                16,636,752

Bernard Yaw              $6,000           16%                5,201,856

Mark Tippets             $2,000           16%                5,336,496

Blair Barret             $2,000           16%                5,336,496



Loans

         o Mr. Lim loaned $80,000 to Intelliquis in 1998, which included $40,000 in May and $40,000 in August. Intelliquis fully repaid this loan in February 1999. This loan did not bear interest and was repayable on demand.

         o In April 1998, Mr. Yaw loaned $5,000 to Intelliquis. Intelliquis repaid $4,000 of this loan in June 1999. This loan does not bear interest and is repayable on demand.

Certain Stock Transaction

         o In February 1999, Intelliquis repurchased from Mr. Lim 6,202,944 shares of Intelliquis common stock for an aggregate purchase price of $160,000.

         o In February 1999, Mr. Lim purchased 450,000 shares of Intelliquis common stock at a price of $0.67 per share.

Personal Guarantees

         o Messrs. Yaw and Tippets have personally guaranteed our obligations relating to the following borrowings: (1) $79,500 that we borrowed from a bank and (2) $258,096 that we borrowed from an individual.

                         OCTOBER 1999 PRIVATE PLACEMENT

         We completed a private placement of our securities in October 1999. We have provided below certain information concerning this transaction and the securities that we issued. This information is not complete. You can obtain additional information by reading the agreements and instruments relating to this transaction. These agreements and instruments include:

         o the Securities Purchase Agreement,

         o the Certificate of Designation, or designation, for our 6% Convertible Series A Preferred Stock,

         o the forms of the warrants that we issued in this private placement and

         o the Registration Rights Agreement that we entered into in connection with this private placement. We have filed these agreements and instruments as exhibits to the Registration Statement of which this prospectus forms a part.

General

         On October 26, 1999, we sold to ROBI Investors LLC, or the investor, in a private placement, the following securities:

         o Series A preferred stock and common stock warrants. For an aggregate purchase price of $2 million, we sold to the investor: (1) 2,000 shares of our 6% Convertible Series A preferred stock and (2) a warrant to purchase up to 100,000 shares of our common stock at an exercise price of $3.03 per share, subject to possible adjustment as described below.



Terms of the Series A Preferred

         o Dividends. Each share of Series A preferred stock accrues cumulative dividends at a rate of $60 per year, which amount represents 6% of the liquidation preference of $1,000. We are required to pay all dividends that have accrued on a share of Series A preferred stock when either the share is converted into common stock, the share is redeemed or our company is liquidated. We may, at our election, pay dividends in cash or in shares of our common stock. If we elect to pay any dividends in shares, we will be required to issue a number of shares equal to (1) the dollar amount of the dividends that we have elected to pay in shares divided by (2) the conversion price for the Series A preferred stock as of such time. We may not pay any cash dividends on our common stock unless we first pay all accrued dividends on the Series A preferred stock.

         o Liquidation Preference. The Series A preferred stock has a liquidation preference of $1,000 per share. This means that, in the event of any liquidation, dissolution or winding up of our company, the holders of the Series A preferred stock must be paid $1,000 (plus any accrued dividends) per share of Series A preferred stock before any amounts may be distributed to the holders of our common stock. After the holders of the Series A preferred stock are paid their liquidation preference, they are entitled to share in any remaining assets of our company together with the holders of our common stock. For purposes of this sharing, each share of Series A preferred stock will be treated as being equivalent to the number of shares of common stock into which such share of Series A preferred stock could have been converted immediately prior to the close of business on the distribution date.

        o Conversion. Each share of Series A preferred stock may be converted into the number of shares of our common stock as is equal to $1,000 divided by the conversion price in effect as of the conversion date. For this purpose, the conversion price is defined to equal the lower of (1) 80% of the average of the three lowest closing bid prices (as defined in the designation) during the 20 trading days preceding the conversion date or (2) $2.90375. The foregoing definition of conversion price in effect links the conversion price to the future market price of our common stock. Thus, the conversion price will change as the price of our common stock changes. In other words, an increase in the market price of our common stock will increase the conversion price and a decrease in the market price of our common stock will decrease the conversion price.

                  Under the conversion formula for the Series A preferred stock described above, the number of shares of our common stock that will be issued upon conversion will depend on the conversion price in effect at the time of conversion. Specifically, the lower the conversion price the more shares will be issued upon conversion. Because the conversion price is subject to change, we cannot know at this time the number of shares of common stock that will be issued upon conversion of the Series A preferred stock.

                  As described below under "--Registration Rights Agreement," we have agreed to file a registration statement under the Securities Act of 1933 registering for resale the shares of common stock that may be acquired upon conversion of the Series A preferred stock. Under certain specified circumstances, the holders of the Series A preferred stock may be precluded from using the registration statement for a period of time, or the blackout period. If this should occur as a result of the circumstances specified in Section 3(f) or 3(g) of the Registration Right Agreement, the holders of the Series A preferred stock may elect, during the blackout period or afterwards, to designate as the conversion price any conversion price that would have been applicable during the blackout period had shares been converted during such period.

         o Mandatory Redemption. The holders of 51% or more of the Series A preferred stock may require us to redeem all of the outstanding Series A preferred stock, at a redemption price or $1,250 per share (plus accrued dividends), upon the occurrence of certain specified events. These events include, but are not limited to, the following:

         o the registration statement contemplated by the Registration Rights Agreement is not declared effective within 180 days of October 26, 1999;

         o we fail to comply with our obligations under the designation, the Securities Purchase Agreement or the Registration Rights Agreement, subject to a grace period in certain cases;

         o we at any time do not have sufficient authorized shares of common stock to cover the potential issuances as of such time pursuant to (1) the outstanding Series A preferred stock and additional shares that that may be issued pursuant to the additional warrant and (ii) the various common stock warrants issued in connection with the private placement or that may be issued pursuant to the additional warrant;

         o a decree or order by the court adjudging US a bankrupt or insolvent, or approving a petition seeking reorganization or the institution of a voluntary bankruptcy proceeding by US.

         o we default under any indenture, mortgage, agreement, commitment or instrument under which there is at the time outstanding indebtedness in excess of $50,000;

         o final judgments against us continue undischarged or unstayed for 30 days and, in the aggregate exceed 50,000; or

         o        a change of control (as defined in the designation) occurs.

         o Optional Redemption. We may, at our option, redeem any or all of the outstanding Series A preferred stock at any time, subject to complying with specified notice requirements. In such event, we will be required to pay a redemption price per share specified in the designation.

         o Voting. The holders of the Series A preferred stock are not entitled to vote on any matter submitted for stockholder approval, except as provided below under "--Class Voting Rights" or as required by applicable law.

         o Class Voting Rights. We may not change the designation in a manner that adversely affects the rights of the Series A preferred stock, unless we obtain the consent of the holders of at least two-thirds of the outstanding Series A preferred stock.

Terms of Common Stock Warrants

         o Shares Subject to the Warrant and Exercise Price. The common stock warrant gives the holder the right to purchase, at the holder's option, up to 100,000 shares of our common stock at a price of $3.03 per share, subject to possible adjustment as described below.

         o Expiration Date. The common stock warrants will expire on October 26, 2002.

         o Possible Adjustments. The common stock warrant provides that, upon the happening of certain events, a specified adjustment shall be made to the number of shares subject to the warrant, the exercise price and/or the type of securities that are subject to the warrant. The events that may require an adjustment include:

               o certain stock dividends, stock splits, subdivisions or combinations relating to our common stock,

               o certain issuances of our common stock (or options or warrants to purchase our common stock) to our stockholders, if the purchase price or exercise price is lower than the market price, as defined in the warrants of our common stock,

               o certain mergers, consolidations or recapitalizations involving our company and

               o certain transactions involving the sale of substantially all of our assets.

         o Cashless Exercise Feature. The common stock warrant provides for "cashless exercise." This means that, in lieu of paying the exercise price, the holder may surrender the warrant and receive in exchange shares of common stock having a market value, as defined in the warrant, equal to the value of the warrant at the time of surrender. For this purpose, the value of the warrant is deemed to equal the difference between (1) the market value of the shares of common stock that are subject to the warrant and (2) the exercise price that the holder would be required to pay in order to acquire the shares by exercising the warrant.

Registration Rights Agreement

         General

         The securities that we issued in the private placement were not registered under the Securities Act and, consequently, are subject to certain transfer restrictions. In connection with the private placement, we entered into a Registration Rights Agreement with the investor. In this agreement, we agreed that we would file a registration statement under the Securities Act that would enable the investor to publicly sell the shares of our common stock that the investor may acquire upon conversion or exercise of the securities that we issued in the private placement.

         Shares that Will be Registered

         We must register for resale the following shares of our common stock:

         o Shares Issuable Upon Conversion of Series A Preferred. We cannot know at this time the number of shares of our common stock that will be issued upon conversion of the Series A preferred stock because the conversion price will change as the market price of our common stock changes, as described under "--Terms of Series A Preferred--Conversion". We have agreed to include in the registration statement two times the aggregate number of shares that, based on the conversion price in effect as of the registration statement filing date, would be issued upon full conversion of all outstanding Series A preferred stock. The number of shares that we agreed to include in the registration statement is based on a good faith estimate that was determined by negotiation between us and the investor and is not indicative of the actual number of shares that will be issued upon conversion of the Series A preferred stock.

         o Shares Issuable Upon Warrants. We have agreed to include in the registration statement: the 100,000 shares of common stock that would be issued assuming full exercise of the common stock warrant.



         Damages For Registration Default

         If a registration default exists, then we will be required to pay to the investor damages as follows: (1) $667 per day if a Registration Default has occurred on any day during the period that begins on January 24, 2000 and ends on February 23, 2000, and (2) $1,334 per day if there is a Registration Default on any day thereafter.

         A Registration Default will be deemed to exist if any of the following events has occurred and has not been cured:

         o the registration statement is not filed or declared effective within the time-frames specified in the Registration Rights Agreement;

         o we fail to have reserved and listed for trading, for any period of five consecutive days, a sufficient number of shares of our common stock to cover the potential issuances required pursuant to the securities that we sold to the Investor; or

         o shares may not be sold under the registration statement, for any period of five consecutive days, because of a stop order issued by the SEC, an inaccuracy in the registration statement or certain other reasons.

Lock-up Agreements

         Without the consent of investor, which investor has agreed not to unreasonably withhold, we may not issue our capital stock, or any securities convertible into or exercisable for our capital stock, during the following periods: (1) the 270-day period following the date on which the registration statement required by the Registration Rights Agreement is declared effective and (2) the 270-day period following each date on which any Series A preferred stock are issued pursuant to the additional warrant. The foregoing restriction does not apply, however, to any issuance of shares, for aggregate consideration of at least $10 million, in an underwritten public offering.

Consultant Fee

         Next Millenium Capital Holdings LLC, or Millenium, acted as a consultant with respect to the private placement. In consideration for Millenium's services, we:

         o        paid to Millenium approximately $150,000;

         o issued to them a warrant to purchase 60,000 shares of our common stock;

         o agreed to pay them 7.5% of any proceeds we receive upon exercise of the additional warrant; and

         o agreed to issue to them warrants for 30,000 shares of our common stock in respect of each 1,000 shares of Series A preferred stock that we issue pursuant to the additional warrant.

The warrants issued to Millenium have the same terms, including exercise price, as the common stock warrants issued to the Investor as described above. Shares of our common stock underlying the exercise of the warrant and the additional warrant issued to Millenium will not be registered pursuant to the registration statement and will not be available for resale. See "Shares That Will Be Registered" under this heading.

                            DESCRIPTION OF SECURITIES

General

         Our certificate of incorporation authorizes us to issue: (1) up to 50,000,000 shares of common stock, par value $0.001 per share, and (2) up to 5,000,000 shares of preferred stock, par value $0.001 per share.

Information Concerning Common Stock

         As of August 31, 2000, there were 35,945,475 shares of our common stock outstanding.

         The holders of common stock:

         o        are entitled to one vote per share;

         o        do not have cumulative voting rights;

         o        do not have preemptive rights;

         o are entitled to receive dividends, if any, that may be declared by the board of directors on the common stock, subject to the rights of preferred stockholders; and

         o upon liquidation, dissolution or winding-up our business, are entitled to any assets remaining after we pay our creditors, subject to the rights of preferred stockholders.

Information Concerning Preferred Stock

         General

         Our Certificate of Incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more series. Each series may have different terms, including rights relating to dividends, voting, conversion, redemption, and liquidation preference. Our Certificate of Incorporation authorizes our board of directors to fix the terms of each series of preferred stock without obtaining stockholder approval.

         The terms that we establish for our preferred stock could adversely affect our common stock. For example, a series of preferred stock could

         o restrict or prohibit dividends on the common stock,

         o provide that the preferred stock has greater voting rights than the common stock or

         o provide that the holders of the preferred stock have a prior claim on our assets upon any liquidation of our company.

         Series A Preferred

         We have to date designated 5,000 shares of our authorized preferred stock as our 6% convertible Series A preferred stock. As of the date of this prospectus, there were issued and outstanding 1,800 shares of this series. For information concerning the terms of this series, see "October 1999 Private Placement--Terms of the Series A Preferred."

         Possible Anti-Takeover Effects

         As described above, the board of directors has the power to authorize the issuance of our authorized preferred stock and to establish, and fix the terms, of one or more new series of our preferred stock. The board could use this power to discourage unsolicited acquisition proposals or make it more difficult for a third party to obtain control of our company. For example, if the board wishes to discourage a hostile acquiror, the board could issue preferred stock with terms that (1) would adversely affect the securities that the acquiror is planning to acquire or (2) increase the voting power of stockholders that support the incumbent board.

Warrants

         There are currently outstanding warrants to purchase an aggregate of 160,000 shares of our common stock. These warrants provide for an exercise price of $3.03 per share. 100,000 of these warrants will be registered pursuant to this prospectus and will be available for resale. See "October 1999 Private Placement--Shares That Will Be Registered."




         For additional information concerning our outstanding warrants, see "October 1999 Private Placement--Terms of Common Stock Warrants," and "--Placement Agent Fee."


                           CERTAIN CHARTER PROVISIONS

Indemnification

         General

         Under the terms of our certificate of incorporation, we are generally required to indemnify our officers and directors against any claims that may be asserted against them in connection with their activities on behalf our company, subject to specified qualifications. These qualifications include, but are not limited to, the following:

         o we are not required to indemnify a person, unless the person acted in good faith and in a manner that he reasonably believes to be in, or not opposed to, the best interests of our company;

         o in the case of a claim relating to a criminal proceeding, we are not required to indemnify a person, unless the person had no reasonable cause to believe that his conduct was unlawful; and

         o in the case of a claim brought by our company or on behalf of our company as a derivative action, we are not required to indemnify a person against any judgment rendered against him, unless and only to the extent that the court determines that the person is fairly and reasonably entitled to such indemnification.

         Undertaking Required by the SEC

         We undertake that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the provisions of our certificate of incorporation, or otherwise, we have been advised that in the opinion of the SEC the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Advance Notice Provision for Stockholder Nominations

         In order to nominate a director, a stockholder must (1) give advance notice to our company and (2) provide certain information about the nominee. In general, this stockholder notice must be furnished not less than 14 and not more than 50 days prior to the meeting at which directors will be elected. However, if we provide less than 21 days advance notice of the meeting, the stockholder notice may given until the seventh day following the date of our notice.

                            SELLING SECURITY HOLDERS

         This prospectus relates to the offering by ROBI Investors LLC, its pledges, donees, transferees or other successors, the selling security holder, for resale of shares of our common stock acquired by them upon conversion or exercise of shares of Series A preferred stock and warrants which the selling security holder received in a private placement transaction. See "October 1999 Private Placement." All of the shares of common stock offered by this prospectus are being offered by the selling security holder for its own accounts.

         ROBI Investors LLC, or ROBI, is currently the owner of the following securities which may be sold pursuant to this prospectus:

         o 2,000 shares of our Series A preferred stock; and

         o a warrant to acquire up to 100,000 shares of our common stock.

         For information concerning these securities, please see "October 1999 Private Placement.

          The number of shares set forth in the table for ROBI represents an estimate of the number of shares of common stock which may be offered by ROBI. The actual number of shares of common stock issuable upon conversion of the Series A preferred stock is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time, including, among other factors, the future market price of our common stock. The following table has been provided to demonstrate the percentage of ownership of our outstanding common stock that the selling security holder may acquire based upon a reasonable range of conversion prices related to our current market price. Currently, 35,945,475 shares of our common stock are outstanding

                            Conversion     Number of Shares          Percentage
Selling Security Holder     Price          Beneficially Owned(1)     Ownership
-----------------------     ----------     ------------------        ----------

ROBI Investors LLC            .458            4,435,301                10.98%
                              .344            5,740,558                13.77%
                              .229            8,368,262                18.88%
                              .114           16,297,474                31.20%

   (1) Shares owned is comprised of (1) the common stock underlying 1,800 shares of Series A preferred stock which is convertible at the conversion price plus (ii) 508,000 shares, which represents common stock underlying 200 shares of Series A preferred stock previously converted by ROBI.

           In accordance with our agreement with ROBI, we have reserved 200% of the total number of shares currently issuable on conversion at exercise of the Series A preferred stock and the warrants to assure adequate shares available in the event of a decrease in the conversion price of the Series A preferred stock. This number is based on a good faith estimate that was determined in negotiation between us and ROBI. In addition, the actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the Series A preferred stock and warrants by reason of any stock split, stock dividend or similar transaction involving our common stock, in accordance with Rule 416 under the Securities Act.

                              PLAN OF DISTRIBUTION

         The selling security holder may sell shares:

         o through the OTC Bulletin Board, any other over-the-counter market, any stock exchange on which the shares may hereafter be listed, in privately negotiated transactions or otherwise;

         o directly to purchasers or through agents, brokers, dealers or underwriters; and

         o at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

         The sale price to the public may be the market price prevailing at the time of sale, a price relating to such prevailing market price, at negotiated prices or such other price as the selling security holder determine from time to time. The shares may also be sold pursuant to Rule 144. The selling security holder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling security holder or their respective pledgees, donees, transferees, or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensations as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the shares offered by this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act, or the rules and regulations under such acts.

         The security holder, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         The security holder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under such act, including, without limitation, Regulation M, which provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         We have agreed to indemnify the security holder, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the security holder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock that may be offered pursuant to this prospectus will be passed upon for us by Eisner & Associates, Los Angeles, California.

                                     EXPERTS

         The financial statements of Intelliquis Intentional, Inc. and subsidiary as of December 31, 1997, December 31, 1998 and December 31, 1999 and for the period from June 9, 1997 (Inception) to December 31, 1997 and for the year ended December 31, 1999, have been audited by Crouch, Bierwolf & Chisholm, independent auditors, as set forth in their report which appears elsewhere in this prospectus. We have included these financial statements in this prospectus in reliance on the report of Crouch, Bierwolf & Chisholm given upon the authority of Crouch, Bierwolf & Chisholm as experts in accounting and auditing.

                         INTELLIQUIS INTERNATIONAL, INC.

                              FINANCIAL STATEMENTS

                                    CONTENTS


For the period from June 9, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999





       Independent Auditor's Report                                  F-2
       Balance Sheets                                                F-3
       Statements of Operations                                      F-4
       Statements of Cash Flows                                      F-5
       Statements of Stockholders' Equity                            F-6
       Notes to Financial Statements.                    F-7 through F-15



                    For the three months ended June 30, 2000

                                   (unaudited)

       Balance Sheets                                               F-16
       Statements of Stockholders Equity                            F-16
       Statements of Operations                                     F-17
       Statements of Cash Flows                                     F-18
       Notes to Financial Statements.                  F-19 through F-26

                          INDEPENDENT AUDITOR'S REPORT




To the Board of Directors and Stockholders of Intelliquis International, Inc. and Subsidiary


We have audited the accompanying consolidated balance sheets of Intelliquis International, Inc. (a Nevada corporation) and subsidiary, as of December 31, 1999, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from June 9, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intelliquis International, Inc. and subsidiary as of December 31, 1999, 1998 and 1997 and the results of its operations and cash flows for the period from June 9, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1999 in conformity with generally accepted accounting principles.




                                        Crouch, Bierwolf & Chisholm

Salt Lake City, Utah
April 14, 2000

                      Intelliquis International, Inc. and Subsidiary
                               Consolidated Balance Sheets

                                          Assets


                                          December 31, December 31, December 31,
                                                 1999       1998         1997
                                             ----------  ----------  ----------

Current assets
    Cash                                     $  264,395  $   23,074  $   52,455
   Accounts receivable (Note 2)               4,180,139     619,966      28,067
   Note Receivable                              598,220          -           -
   Inventory (Note 2)                           551,845     130,517      18,398
   Prepaid expenses                              31,660       6,838       8,253
   Deposits                                       7,700         500          -
                                            -----------  ----------  ----------
                                              5,633,959     780,895     107,173

Property, Plant & Equipment (Note 2)            147,350      54,297      16,533

Other assets
   Certificate of deposit (Note 2)               42,256      40,351          -
   Intangibles (Note 2)                           6,213       8,328      10,444
   Inventory-Long Term                          400,000          -           -
                                            -----------  ----------  ----------

Total Assets                                $ 6,229,778  $  883,871  $  134,150
                                            ===========  ==========  ==========


                      Liabilities and Stockholders' Equity

Current Liabilities
   Accounts payable and accrued expenses     $ 3,115,869 $  502,973  $  18,673
   Short term notes (Note 3)                     275,853    104,500         -
   Short term notes - related party (Note 4)         -       85,000         -
   Accrued Dividends Payable                      22,028         -          -
                                             -----------  ---------- ----------
                                               3,413,750    692,473     18,673


Stockholders' Equity
   Preferred Stock, 5,000,000 shares authorized,
    par value $.001, 2,000 outstanding                 2          -          -
   Common Stock, 50,000,000 shares authorized,
    $.001 par, 37,759,233 shares issued and
    outstanding                                   33,462      37,759         -
   Members equity (1997) (Note 6)                     -           -     170,000
   Additional paid in capital                  2,835,672     132,241         -
   Retained earnings (deficit)                   (53,108)     21,398    (54,523)
                                             -----------  ---------- ----------

                                               2,816,028     191,398    115,477
                                             -----------  ---------- ----------

Total Liabilities and Stockholders' Equity   $ 6,229,778  $  883,871 $  134,150
                                             ===========  ========== ==========


    The accompanying notes are an integral part of these financial statements

                      Intelliquis International, Inc. and Subsidiary
                          Consolidated Statements of Operations


                                                                      Period from
                                          For the         For the    June 9, 1997
                                         Year Ended     Year Ended  (Inception) to
                                        December 31,   December 31,  December 31,
                                           1999          1998           1997
                                       -----------     ----------    ----------


Sales                                   $7,457,568     $1,461,196  $   34,709

Cost of Sales                            3,759,506        355,613       4,948
                                        -----------    ----------  ----------

Gross Margin                             3,698,062      1,105,583      29,761

Expenses:                                1,442,675        596,125      36,443
   Sales & Marketing                     1,320,028        430,304      47,841
   General & Administrative             -----------    ----------  ----------

                                         2,762,703      1,026,429      84,284
          Total Expenses                -----------    ----------  ----------

Operating Income (Loss)                    935,359         79,154     (54,523)

Other Income (Expense)                   (987,837)         (3,233)         -

Net Income (Loss) before Taxes            (52,478)         75,921     (54,523)

Taxes (Note 1)                                  -              -           -
                                        ----------     ----------  ----------

Net Income (Loss)                       $ (52,478)     $   75,921  $  (54,523)
                                        ==========     ==========  ==========

Preferred Dividends                        22,028              -           -
                                        ----------     ----------  ----------
Net Income-Common Stock                 $ (74,506)     $   75,921  $  (54,523)

Pro Forma Income Taxes (Unaudited)              -          17,859          -
                                        ----------      ----------  ----------

Pro Forma Net Income (Loss) (Unaudited) $ (74,506)     $   58,062  $  (54,523)
                                        ==========      ==========  ==========








    The accompanying notes are an integral part of these financial statements
                                       F-4

                 Intelliquis International, Inc. and Subsidiary
                      Consolidated Statements of Cash Flows

                                                                                    Period from
                                                                            For the    June 9, 1997
                                                          Year Ended      Year Ended  (Inception) to
                                                         December 31,    December 31,  December 31,
                                                            1999            1998           1997
                                                         -----------      ----------  ----------

Operating Activities:
     Net income (loss)                                  $   (74,506)       $   75,921  $  (54,523)
     Non Cash Flow Items:
         Depreciation & Amortization                         30,316            10,756       4,630
     Changes in assets and liabilities
          (increase) in accounts receivable              (3,560,173)         (591,899)    (28,067)
          (increase) in inventory                          (821,328)         (112,119)    (18,398)
          decrease (increase) in prepaids &  deposits       (32,022)              915      (8,253)
          decrease in accounts payable &
            accrued expenses                              2,635,134           484,300      18,673
                                                        ------------       ----------  ----------

Net Cash Flows used in
 Operating Activities                                    (1,822,579)         (132,126)    (85,938)
                                                        ------------       ----------  ----------

Investing Activities:
     Cash from stock sales / LLC units                    2,792,455                -      170,000
     Purchase of certificates of deposits                      -              (40,000)         -
     Stock Purchase                                        (160,000)               -           -
     Stock Issued services                                   66,681                -           -
                                                        ------------        ----------  ----------

Net Cash provided by (used) for
  Investing Activities                                     2,699,136          (40,000)    170,000
                                                         ------------       ----------  ----------

Financing Activities:
     Purchase of fixed assets                               (123,369)         (46,404)    (21,030)
     Purchase of intangibles & other assets                       -              (351)    (10,577)
     Cash from short term debt                                86,353          189,500          -
     Note Receivable                                        (598,220)              -           -
                                                         ------------      ----------  ----------

Net Cash Flows provided (used) for
 Financing Activities                                       (635,236)         142,745     (31,607)
                                                         -----------       ----------  ----------

Net increase (decrease) in cash                              241,321         (29,381)     52,455

Cash, beginning of year                                       23,074          52,455          -
                                                         ------------      ----------  ----------

Cash, end of year                                        $   264,395      $   23,074  $   52,455
                                                         ============     ==========  ==========
Supplemental Cash Flow Information
   Cash Paid for:
     Taxes                                                       -        $       -   $       -
     Interest                                            $   107,330      $    2,334  $       -


    The accompanying notes are an integral part of these financial statements
                                       F-5



                 Intelliquis International, Inc. and Subsidiary
                 Consolidated Statements of Stockholders Equity


                                                     Preferred                       Common Stock               Paid in
                                                Shares        Amount             Shares        Amount           Capital
                                             ------------   ------------     ------------     ------------     ------------
Balance, December 31, 1998                           -       $        -       37,759,233       $   37,759       $   132,241

Common stock repurchase (Note 4 & 7)                 -       $        -       (6,202,944)      $   (6,203)      $  (153,797)

Issuance of common stock
   in a private placement (Note 7)                   -                -        1,815,000            1,815          1,060,185

Issuance of preferred stock (Note 6)             2,000                2                -                -          1,730,453

Issuance of common stock to
    employees (Note 7)                               -                -           91,344               91             66,590

Fractional common shares canceled in 3
   for 1 forward stock split                         -                -             (213)               -                  -

Net Income (loss)                                    -                -                -                -                  -
                                           ------------     ------------    ------------     ------------       ------------

Balance, December 31, 1999                       2,000     $          2       33,462,420     $     33,462      $   2,835,672

Preferred shares converted
   to Common shares, Feb 2000                    (200)                -          508,055              508               (508)

Issuance of Shares
   for Services, May 2000                            -                -          320,000              320           209,862

Issuance of Shares
   for Debt Relief                                   -                -          250,000              250           212,948

Issuance of Shares
   in Litigation Settlements                         -                -          305,000              305           209,383

Registration Costs                                   -                -                -                -          (167,343)

Net Income (loss)                                    -                -                -                -                  -
                                           ------------     ------------    -------------     ------------      ------------

Balance, June 30, 2000                           1,800    $          2       34,845,475     $     34,845     $    3,300,021
                                           ============     ============   ==============     ============      ============

                                                Members'       Retained
                                                Equity         Deficit
                                              ------------    -----------
Balance, December 31, 1998                              -     $    21,398

Common stock repurchase (Note 4 & 7)                    -               -

Issuance of common stock
   in a private placement (Note 7)                      -               -

Issuance of preferred stock (Note 6)                    -               -

Issuance of common stock to
    employees (Note 7)                                  -               -

Fractional common shares canceled in 3
   for 1 forward stock split                            -               -

Net Income (loss)                                       -         (74,506)
                                              ------------    ------------

Balance, December 31, 1999                   $           -    $   (53,108)

Preferred shares converted
   to Common shares, Feb 2000                            -              -

Issuance of Shares
   for Services, May 2000                                -              -

Issuance of Shares
   for Debt Relief                                       -              -

Issuance of Shares
   in Litigation Settlements                             -              -

Registration Costs                                       -              -

Net Income (loss)                                        -    $  (867,733)
                                              ------------    ------------

Balance, June 30, 2000                                   -    $  (920,841)
                                              ============    ============


    The accompanying notes are an integral part of these financial statements
                                       F-6

                 Intelliquis International, Inc. and Subsidiary
                 Consolidated Notes to The Financial Statements
                                December 31, 1999

NOTE 1 - Background and History

      Intelliquis International, Inc. (the Company) (formerly Leesburg Land and Mining, Inc.) was created on June 21, 1983 in the State of Colorado. The Company was involved in mining activities until approximately 1987, when it ceased all activities and began disposing of its assets. It has not had any business activity since that time. The Company changed it's name in December 1998 to Intelliquis International, Inc.

      Also in December 1998, the Company created and later merged with a Nevada subsidiary.

      Intelliquis, LLC was created in 1997 as a corporation and later reorganized as a limited liability company in the State of Utah. Intelliquis was organized for the purpose of licensing and marketing computer software to wholesale and private label customers.

      Intelliquis International, Inc. acquired all of the outstanding units of Intelliquis LLC effective December 31, 1998.

      The acquisition is accounted for as a "reverse acquisition" where the parent corporation is taken over by the owners of the subsidiary. All activity of the financial reports is that of the subsidiary operation.

NOTE 2 - Significant Accounting Policies

      Cash and Cash Equivalents The Company considers all short term, highly liquid investments that are readily convertible to known amounts as cash equivalents.

      Intangible Assets Intangible assets consist of contract design work and goodwill. Both intangibles are being amortized over 60 months on the straight-line method. Amortization expense for 1998 was $2,115 and $2,115 for 1999.

      Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements, assets, liabilities and earnings involve extensive reliance on management's estimates. Actual results could differ from those estimates.

      Income Taxes The Company adopted Statement of Financial Standards No. 109 "Accounting for Income taxes" in the fiscal year ended December 31, 1998 and was applied retroactively.

      Statement of Financial Accounting Standards No. 109 " Accounting for Income Taxes" requires an asset and liability approach for financial accounting and reporting for income tax purposes. This statement recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for future tax consequences of events that have been recognized in the financial statements or tax returns.

                 Intelliquis International, Inc. and Subsidiary
                 Consolidated Notes to The Financial Statements
                                December 31, 1999

NOTE 2 - Significant Accounting Policies (continued)

      Deferred income taxes result from temporary differences in the recognition of accounting transactions for tax and financial reporting purposes. There were no temporary differences at December 31, 1999 and earlier years; accordingly, no deferred tax liabilities have been recognized for all years.

      The Company has cumulative net operating loss carry-forwards of over $4,000,000 at December 31, 1999. No effect has been shown in the financial statements for the net operating loss carry-forwards as the likelihood of future tax benefit from such net operating loss carry-forwards is highly improbable. Accordingly, the potential tax benefits of the net operating loss carry-forwards, estimated based upon current tax rates at December 31, 1999 have been offset by valuation reserves of the same amount.

      The subsidiary operation was a limited liability company (LLC) in 1997 and 1998. LLC's report their earnings on a partnership tax return and no tax liability accrued at the company level. Taxable income is allocated to its individual members and tax paid by each member.

      Inventory consists of finished goods (assembled and unassembled computer software) valued at lower of cost (FIFO) or market. During the year, the Company purchased a large number of ISA cards into inventory that were programmed with Y2K compliance software for use in its Intellifix 2000 Software Package, a rapidly moving software package prior to the beginning of the year 2000. The purchase resulted in an oversupply of the ISA cards at year-end that cannot be returned to the supplier. The Company negotiated a reduction in the royalty due on each card sold from $5.50 to $1.00 for each card sold in the future. This reduction in royalty payment makes it economically feasible to reprogram the ISA cards with new software at a cost estimated at $35,367. Management believes the newly programmed cards will be a slower moving inventory item and that it may take up to two years to sell the oversupply of cards. As a result, management has elected to write down the value of the cards carried in its inventory at year-end by $820,507, or, approximately 50% of the original value. The cards have a $2.50-3.00 per card salvage value, or $530,500 to $636,600. Failure of the Company to sell the re-programmed ISA cards could result in an additional inventory write-down of $250,000-$300,000.

      Certificate of Deposit The Company holds a Certificate of Deposit as partial security for a short-term loan at the Company's bank (see Note 3) and therefore is not currently available for use in operations. The 6-60 month certificate has interim rollover maturity dates but will ultimately mature on the same date the note is due which is currently May 10, 2000. Interest on the certificate is stated at 4.28%.

                 Intelliquis International, Inc. and Subsidiary
                 Consolidated Notes to The Financial Statements
                                December 31, 1999

NOTE 2 - Significant Accounting Policies (continued)

      The Company capitalizes purchases of long lived assets that are expected to give benefit to the Company over the life of the asset. The Company also capitalizes improvements and costs that increases the value of or extend the life of the asset.

      Fixed Assets

            Fixed assets consist of the following:

                                                               December 31,
                                                         1999                 1998
                                                  -----------------     ---------------
               Computer Equipment & Software      $         130,215     $        32,886
               Office Equipment & Furniture                  57,018              34,549
               Leasehold Improvements                         3,571                   -
                                                  -----------------     ---------------
                                                            190,804              67,435
               Less: Accumulated Depreciation               (43,454)            (13,138)

                                                  $         147,350     $        54,297
                                                  =================     ===============

      Computer equipment and software is being depreciated on the straight-line method over three to five years. Office equipment is being depreciated on the straight-line method over five years. Depreciation expense is $8,641 and $30,316 for 1998 and 1999 respectively.

      Principles of Consolidation The Company consists of the parent corporation, Intelliquis International, Inc. and subsidiary Intelliquis LLC. The two companies together report as a consolidated group known as The Company. All inter-company accounts and transactions have been eliminated.

      Accounts Receivable Accounts Receivable is shown net of allowance for returns of $186,660 and $411,446 and allowance for bad debt of $150,000 and $210,000 for 1998 and 1999, respectively. Certain of the Company's distributors including the largest distributor have the right to return for credit, products purchased from the Company. The Company has a major concentration in accounts receivable with one major distributor accounting for 72% of all receivables at December 31, 1999. That distributor had paid 34% of the balance at March 31, 2000. The distributor has taken credits against the account totaling approximately $1,062,000 that management believes are improper and is in the process of resolving with the distributor. Accounts receivable balance includes $56,632 of employee receivables (see Note 4).

                 Intelliquis International, Inc. and Subsidiary
                 Consolidated Notes to The Financial Statements
                                December 31, 1999


NOTE 3 - Short Term Notes

      The Company has acquired short term borrowing for working capital as follows:

                                                                                       December 31,
                                                                             1999                       1998
                                                                     --------------------       --------------------

            Note payable to a bank; secured by
               $40,000 certificate of deposit, all
               assets of the Company and personal
               guarantees from the corporation's
               officers; interest stated at 10.75%;
               due May 10, 2000                                      $             79,500       $             79,500

            Note payable to an individual; unsecured;
               interest stated at 25%; due in January 1999                              -                     25,000

            Note payable to a lender; unsecured; personal
               guarantees by two directors; interest stated
               at 8% per 30 days; due August, 1999                                167,929                          -

            Note payable to a law firm; unsecured;
               No stated interest                                                  28,423                          -
                                                                     --------------------       --------------------

                                                                     $            275,853       $            104,500
                                                                     ====================       ====================


      Interest expense was $3,584 and $107,330 for 1998 and 1999, respectively.

NOTE 4 - Related Party Transactions

      The Company had accounts receivable owing from three officers/directors at December 31, 1999, as follows:

            Bernard Yaw, President and Chief Executive Officer/Director-        $30,258
            Mark Tippetts, Vice President of Sales and Marketing/Director-      $15,000
            Dave Jones, Chief Financial Officer-                                $   140

      On May 25, 1999, Bernard Yaw and Mark Tippetts, two officers and directors of the Company, issued on behalf of the Company, their personal guarantees to allow the Company to secure a $200,861 loan advance from A-Vision Financial. The loan advance had stated interest of 7% per 30-day period when not in default with the stated rate accelerating to 8% per 30-day period from inception if in default. The Company paid $150,000 on the loan advance in 1999 and satisfied the remaining balance plus accrued interest ($212,009) in April 2000, through the issuance if 250,000 shares of restricted common stock (see Note 5-"Subsequent Events").

      Messrs. Yaw and Tippets have also issued their personal guarantees relating to a loan from First Utah Bank in the amount of $79,500.

                 Intelliquis International, Inc. and Subsidiary
                 Consolidated Notes to The Financial Statements
                                December 31, 1999

NOTE 4 - Related Party Transactions (continued)

      In June 1999, Intelliquis International, Inc. began negotiations to acquire Direct Media Communications, Inc. through the issuance of common stock and funding of the company. The Company funded $90,000 between June 1999 and November 1999, when a $500,000 wire transfer was made to substantially fund Direct Media Communications, Inc. In December 1999, the transaction was negated. Subsequent to the cancellation of the transaction, and with Direct Media Communications, Inc. owing $590,000 to Intelliquis International, Inc., a director of Intelliquis International, Inc., through an affiliate in Malaysia concluded a similar transaction with Direct Media Communications, Inc. Subsequent to the Company's year-end, Direct Media Communications has repaid $500,000 of the advances made to it by Intelliquis International, Inc. leaving a principal balance of $90,000 plus accrued interest of $8,219.96 as of the Company's year-end (see Note 5-"Subsequent Events").

      In February 1999, the Company reacquired 6,202,944 shares of restricted common stock at a cost of $160,000 from Say Thean Lim, a director of the Company. Also, in February 1999, Mr. Lim purchased 450,000 shares of the Company's common stock at a price of $0.67 per share.

      In May 1998 and again in August 1998, Mr. Lim loaned $40,000 to the Company for a total of $80,000. The loan did not bear interest and was fully repaid in February 1999.

      In April 1998, Mr. Yaw loaned $5,000 to the Company in an interest free loan and repayable on demand. The Company repaid $4,000 of this loan in June 1999.

NOTE 5 - Subsequent Events

      In April 2000, the Company satisfied the remaining principal and accrued interest ($212,009) relating to a loan advance received from A-Vision Financial in May 1999, by agreeing to the issuance of 250,000 shares of restricted common stock (see Note 4-"Related Party Transactions").

      During the first quarter of 2000, the Company received repayment of $500,000 of a total of $590,000 plus accrued interest of $8,219.96 in advances made to Direct Media Communications, Inc. during 1999 (see Note 4-"Related Party Transactions").

      On January 7, 2000, the Company canceled common stock certificate #3401 issued in the name of Direct Media Communications, Inc. for 1,500,000 restricted common shares. On March 27, 2000, the Company canceled common stock certificate #3397 also issued in the name of Direct Media Communications, Inc. for 1,500,000 restricted common shares. Both certificates had been issued in anticipation of completing the Direct Media Communications, Inc. acquisition.

      On March 28, 2000, the Company reached a verbal agreement with Bi-Com to reduce the royalty from $5.50 to $1.00 due on ISA cards sold making it economically feasible to re-program the ISA cards held in inventory with new software.

                 Intelliquis International, Inc. and Subsidiary
                 Consolidated Notes to The Financial Statements
                                December 31, 1999

NOTE 6 - Preferred Stock

      On October 25, 1999, the Company issued to ROBI Investors, LLC 2,000 shares of the Company's 6% Convertible Series A Preferred Stock with a stated value of $1,000 per share and a $.001 par value per share. The Company realized $1,730,455 after legal expense of $83,200, filing fees of $10,000, travel expense of $1,880 and commissions and fees of $174,565. The Preferred Stock carries preferences in liquidation and dissolution and prohibits the payment of dividends to common shareholders until all accrued dividends in the Preferred Stock are paid. The Securities Purchase Agreement also contained a warrant allowing ROBI to purchase up to 100,000 common shares and a conditional warrant allowing ROBI to purchase another 3,000 shares of the Company's 6% Convertible Series A Preferred Stock and another warrant to purchase another 150,000 shares of common stock. Dividends accruing on the Preferred Stock are payable in cash or registered common shares at the Company's option. The conversion price for the Series A Preferred Stock is linked to the future market price of the common stock. As a result, the conversion price will change as the price for the common shares changes in the marketplace. Therefore, the number of common shares to which the Preferred Shares will convert cannot be determined until the date of conversion. The Securities Purchase Agreement required the Company to file a Registration Statement within 30 days of the agreement with the Securities and Exchange Commission to register the underlying shares with the Registration Statement to be declared effective within 180 days of the agreement. An application for a stock listing on the NASDAQ Small-cap Market was to be filed within 45 days of the date of the agreement. Failure of the Company to perform some of these conditions could result in significant penalties to the Company. Under certain conditions, the Company can require the exercise of the Conditional Warrant that would result in an additional $3,000,000 of equity into the Company. Management does not expect this to occur.

NOTE 7 - Common Stock

      The Company issued 91,344 shares of restricted common stock valued at $66,681 to employees during 1999. An additional 1,815,000 restricted common shares were issued for $1,062,000 in a private placement during the first quarter of the year. Of the shares issued 360,000 restricted common shares were issued to Bill Chipman for assistance in the financing arrangements for the Company.

      In April 1999, the Company effected a 3-for-1 forward stock split. All information presented in the financial statements gives retroactive effects to this stock split.

      In February 1999, the Company reacquired 6,202,944 restricted common shares of its stock from a director at a cost of $160,000.

      The Company currently has outstanding warrants that allow for the purchase of up to 160,000 shares of common stock as follows:

                  ROBI Investors, LLC           100,000  Warrants @  variable  price (Note 6)
                  Patrick Lucci                 10,000 Warrants*
                  Doug Cole                     25,000 Warrants*
                  Say Lim                       25,000 Warrants*

      * Pricing of warrant will be determined when option plan is completed.

                 Intelliquis International, Inc. and Subsidiary
                 Consolidated Notes to The Financial Statements
                                December 31, 1999


NOTE 8 - Employment Agreements

      The Company has entered into Executive Employment Agreements with Bernard Yaw, President, CEO and Director and Mark Tippetts, Vice President of Sales and Marketing and Director. The agreements, which became effective on February 3, 1999, are for a period of two years. The agreements provide for compensation to the two parties to be set by the board of directors, reimbursement for expenses, termination for cause, fiduciary responsibility to protect confidential information, indemnification to the fullest extent permitted by the Nevada Corporation Statutes, a non-compete agreement for one year following the party's departure from the Company and the Company's right of first refusal to purchase equity owned by the parties.

NOTE 9 - Contingencies

      On The Planet v. Intelliquis International, Inc.

      On May 6, 1999, a legal action was commenced against the Company by On the Planet, Inc. in the United States District Court for the District of Utah, Central Division. The claims purportedly arise out of a software rights agreement under which the Company granted On the Planet "an exclusive license for direct sales along with a nonexclusive license for all other sales including, but not limited to, retail sales" for certain year 2000 fix software identified therein. On the Planet asserts that the Company violated this agreement by engaging in direct sales or giving third parties a license to engage in direct sales of the year 2000 fix software and other related products and also asserts claims of copyright infringement, breach of contract and fraud. In addition to injunctive relief, On the Planet is seeking unspecified damages, including profits lost through the Company's alleged direct sales of the year 2000 fix software, as well as attorneys' fees and punitive damages. The Company has denied the claims filed against it and has filed counterclaims seeking rescission of the software rights agreement and asserting breach of contract of that agreement. The Company has also filed additional claims against On the Planet and its principal, Ernest Hemple, arising from conduct that the Company believes constitutes defamation and interference with contract.

      The Company intends to vigorously defend the action and pursue its counterclaims. The outcome of the litigation is uncertain and cannot be predicted at this time. Any adverse result could have a material adverse affect on the business of the Company.

      William L. Rosonbeck v. Staples and Intelliquis International, Inc.

      This Case No. 00CVI00202 was filed as a small claims complaint in the Xenia, Ohio Xenia Municipal Court on February 17, 2000, seeking damages of $1,290.31 arising out of personal computer problems which purportedly resulted from use of Y2K software distributed by the Company. Due to the costs to defend the case in Xenia, Ohio, the Company does not plan to appear. If the claim is reduced to judgment in Ohio and enforcement action is taken in Utah, the Company plans to contest the matter on jurisdiction ground. No opinion has been expressed on the outcome of the matter.

                 Intelliquis International, Inc. and Subsidiary
                 Consolidated Notes to The Financial Statements
                                December 31, 1999

NOTE 9 - Contingencies (continued)

      Intelliquis International, Inc. v. Jeff Boonmee and Bi-Com Link

      This action, pending as Civil No. 990912546 in the Third Judicial District Court in and for Salt Lake County, State of Utah, seeks recovery of excess payments made to Bi-Com Link under a royalty agreement. Bi-Com Link counterclaimed for $517,819 in alleged unpaid royalties under the agreement. No discovery has been conducted in the case. Rather, the parties and their counsel have engaged in settlement negotiations and have been exchanging draft settlement agreements. No opinion has been expressed as to the ultimate outcome of the case or as to the ultimate collectibility of any judgment obtained.

      Doren Rosenthal DBA RRosenthal Engineering v. Intelliquis International, Inc. and Intelliquis LLC

      By this action, pending as Civil No. 991124 in the Superior Court in the State of California, County of San Luis Obispo, plaintiff alleges that he developed and produced a computer program which operated as a Y2K fix for hardware with year 2000 complications, that he licensed his repair software to the Company for the purpose of distribution at the retail level, and that he has not been paid the royalties to which he was entitled under the license and parties' agreement. He asserts claims for breach of contract, misappropriation of trade secrets, breach of the covenant of good faith and fair dealing, unjust enrichment, and unfair competition. The action seeks general damages in the amount of $5 million, punitive damages in an unstated amount and injunctive relief. No opinion has been expressed as to the ultimate outcome of the action.

      In addition to filed litigation actions by or against the Company, the following claims have also been made against the Company:

      Blair Barrett Claims

      Blair Barrett, a former officer of the Company, has made two categories of demands upon the Company; 1) a demand for delivery of stock certificates representing 5,336,496 shares in the Company, and 2) a demand for payment of back wages and benefits purportedly owing as a result of the allegedly wrongful termination of his employment in June 1999. The Company has delivered certificates representing the demanded shares but denies that the termination was improper and that he is owed any back wages and benefits. No lawsuit or arbitration has been filed by Mr. Barrett. No opinion has been expressed concerning the likelihood that any action will be taken nor to the ultimate outcome of any action if action is taken.

      Envirocon Strategic Management Consulting Group, Inc.

      In December 1999, this alleged consulting group made a $100,000 demand against the Company for consulting services allegedly rendered. The Company denied the claim by letter on December 29, 1999. No action has been taken by this consulting group for the fee allegedly owed. No opinion has been expressed as to the ultimate outcome of the matter.

                 Intelliquis International, Inc. and Subsidiary
                 Consolidated Notes to The Financial Statements
                                December 31, 1999

NOTE 9 - Contingencies (continued)

      The Company engaged a payroll processing company for handling its payroll and payroll tax deposits during the first three quarters of the year. The payroll processing company accurately accounted for all payroll tax deposits for the first quarter. Payroll tax depositories indicate no payroll taxes were deposited for the account of the Company during the second and third quarters although accounting records indicate the Company deposited the liabilities with the payroll processor. Failure to resolve this matter could result in the Company being liable for an additional $88,318.01 in payroll tax deposits.

NOTE 10 - Leases

      The Company leases approximately 3,900 square feet of office space under a lease that expires on March 31, 2002 and approximately 5,638 square feet of warehouse space under a lease that expires on March 31, 2002.

NOTE 11 - Concentration of Risk

      Cash at December 31, 1999; the Company had deposited funds that exceeded the FDIC insured limits of $100,000. The amount of cash subject to this potential loss at December 31, 1999 was $27,136.

      The Company currently uses one major distributor for most of its sales. That distributor accounted for approximately 67% of all sales in 1998 and approximately 64% of all sales in 1999. This distributor accounts for over 70% of the Company's accounts receivable. The Company could recognize significant declines in sales if the distributor or the Company chooses to alter its current sales relationship.

      The Company's Intellifix 2000 and Fix 2000 Pro Y2K software products accounted for 60.64% and 81.87% of sales for 1998 and 1999, respectively. With the beginning of 2000 and the lapse of the potential problems associated therewith, the Company could experience significant declines in sales if the Company fails to diversify its product line through the introduction of new software products. The Company is in the process of transcending from licensing software products for distribution to developing their own software products.

                 Intelliquis International, Inc. and Subsidiary
                           Consolidated Balance Sheet



                                     Assets




                                                            June 30,     December 31,
                                                              2000            1999
                                                          -----------    -----------
                                                          (Unaudited)      (Audited)
Current assets
   Cash (Note 2 and 11)                                   $   143,792    $   264,395
   Accounts receivable-trade (Note 2)                       3,117,017      4,123,507
   Accounts receivable-employee (Note 2)                       64,217         56,632
   Note Receivable                                            114,829        598,220
   Inventory (Note 2)                                         590,854        551,845
   Prepaid expenses                                           534,679         31,660
   Deposits                                                    10,200          7,700
                                                          -----------    -----------
                                                            4,575,588      5,633,959

Property, Plant & Equipment (Note 2)                          138,372        147,350

Other assets
   Certificate of deposit (Note 2)                             43,347         42,256
   Intangibles (Note 2)                                       241,550          6,213
   Inventory - Long Term (Note 2)                             400,000        400,000
                                                          -----------    -----------

Total Assets                                              $ 5,398,857    $ 6,229,778
                                                          ===========    ===========

                      Liabilities and Stockholders' Equity

Current Liabilities
   Accounts payable and accrued expenses                  $   789,379    $ 3,115,869
   Short term notes (Note 3)                                1,974,518        275,853
   Litigation settlement payable (Note 5&9)                   139,070             --
   Accrued dividends payable                                   81,864         22,028
                                                          -----------    -----------
                                                            2,984,831      3,413,750

   Commitments and Contingencies (Note 6 & 9)

Stockholders' Equity
   Preferred Stock, 5,000,000 shares authorized,
    par value $.001, 1,800 shares outstanding                       2              2
   Common Stock, 50,000,000 shares authorized,
    $.001 par, 34,845,475 shares issued and outstanding        34,845         33,462
   Additional paid in capital                               3,300,020      2,835,672
   Retained earnings (deficit)                               (920,841)       (53,108)
                                                          -----------    -----------

                                                            2,414,026      2,816,028
                                                          -----------    -----------
Total Liabilities and Stockholders' Equity                $ 5,398,857    $ 6,229,778
                                                          ===========    ===========

                 Intelliquis International, Inc. and Subsidiary
                      Consolidated Statements of Operations
                                   (Unaudited)



                                                                    Three Months Ended                     Six Months Ended
                                                              -------------------------------       -------------------------------
                                                                 June 30,           June 30,           June 30,           June 30,
                                                                  2000               1999               2000                1999
                                                              ------------       ------------       ------------       ------------

Sales                                                         $    564,862       $  2,199,137       $    969,658       $  3,419,410

Cost of Sales                                                       61,507          1,151,990            199,548          1,655,680
                                                              ------------       ------------       ------------       ------------

Gross Margin                                                       503,355          1,047,147            770,110          1,763,730

Expenses:
   Sales & Marketing                                               189,960            276,831            430,287            395,447
   General & Administrative                                        256,181            472,399            471,098            738,655
                                                              ------------       ------------       ------------       ------------

          Total Expenses                                           446,141            749,230            901,385          1,134,102
                                                              ------------       ------------       ------------       ------------

Operating Income (Loss)                                             57,214            297,917           (131,275)           629,628

Other Income (Expense)
   Interest Expense                                                 (7,673)            (3,017)           (52,447)            (9,595)
   Interest Income                                                   5,104              2,800             20,476              4,908
   Bad Debt                                                       (136,331)                --           (136,730)                --
                                                              ------------       ------------       ------------       ------------
                                                                  (138,900)              (217)          (168,701)            (4,687)

Net Income (Loss) before Taxes                                     (81,686)           297,700           (299,976)           624,941

Income Tax Expense (Note 2)                                             --            116,148                 --            243,827
                                                              ------------       ------------       ------------       ------------

Net Income (Loss)                                             $    (81,686)      $    181,552       $   (299,976)      $    381,114
                                                              ============       ============       ============       ============

Loss on Litigation                                                 507,921                 --            507,921                 --
Preferred Dividends                                                 29,918                 --             59,836                 --
                                                              ------------       ------------       ------------       ------------
                                                                   537,839                 --            567,757                 --

Net Income (Loss) Attributable to Common Stock                $   (619,525)      $    181,552       $   (867,733)      $    381,114
                                                              ============       ============       ============       ============

Net Income (Loss) Per Share                                   $      (.018)      $       .006       $      (.025)      $       .011
                                                              ============       ============       ============       ============

Total average shares outstanding                                34,492,013         33,178,790         34,140,056         34,167,578
                                                              ============       ============       ============       ============

                 Intelliquis International, Inc. and Subsidiary
                      Consolidated Statements of Cash Flows
                                   (Unaudited)



                                                                       Six Months Ended
                                                                            June 30,
                                                                 2000                        1999
                                                              -----------                -----------
Cash Flows from Operating
 Activities:
     Net income                                               ($  867,733)               $   381,114
     Non Cash Flow Items:
         Depreciation & Amortization                               24,900                     12,193
     Increase (decrease) in
          Accounts receivable                                     998,905                 (2,102,222)
          Inventory                                               (39,009)                    (9,923)
          Prepaid expenses & deposits                            (505,519)                   (17,894)
          Accounts payable & accrued expenses                  (2,266,654)                   904,398
                                                              -----------                -----------

Net Cash Flows used in
 Operating Activities                                          (2,655,110)                  (832,334)
                                                              -----------                -----------

Cash Flows from Investing Activities:
     Stock Purchase                                                    --                   (160,000)
     Cash from private placement of stock                              --                  1,212,000
     Stock issued for public relations services                   199,375                         --
     Stock issued for services                                     10,813                         --
     Stock issued for litigation settlement                       209,688                         --
     Stock issued for payment of debt                             213,198                         --
     Cost of stock registration                                  (167,343)                        --
                                                              -----------                -----------

Net Cash Flows from
 Investing Activities                                             465,731                  1,052,000
                                                              -----------                -----------

Cash Flows from Financing Activities:
     Note receivable                                              483,391                         --
     Purchase of fixed assets                                    (251,259)                   (76,443)
     Purchase of intangibles & other assets                        (1,091)                    (1,233)
     Proceeds from short-term debt                              1,837,735                         --
     Cash used to pay-off short-term debt                              --                   (109,000)
                                                              -----------                -----------

Net Cash Flows used in Financing Activities                     2,068,776                   (186,676)
                                                              -----------                -----------

Net increase (decrease) in cash                                  (120,603)                    32,990

Cash, beginning of year                                           264,395                     23,074
                                                              -----------                -----------

Cash, end of period                                           $   143,792                $    56,064
                                                              ===========                ===========

Supplemental Cash Flow Information
   Cash Paid for:
     Taxes                                                    $        --                $        --
     Interest                                                 $    52,447                $     9,594

                 Intelliquis International, Inc. and Subsidiary
                        Notes to The Financial Statements
                                  June 30, 2000



NOTE 1 - Background and History



         Intelliquis International, Inc. (the "Company") (formerly Leesburg Land and Mining, Inc.) was created on June 21, 1983 in the State of Colorado. The Company was involved in mining activities until approximately 1987, when it ceased all activities and began disposing of its assets. It has not had any business activity since that time. The Company changed its name in December 1998 to its current name.



         Also in December 1998, the Company created and later merged with a Nevada subsidiary.



         Intelliquis, LLC was created in 1997 as a corporation and later reorganized as a limited liability company in the State of Utah. Intelliquis was organized for the purpose of licensing and marketing computer software to wholesale and private label customers.



         Intelliquis International, Inc. acquired all of the outstanding ownership units of Intelliquis LLC effective December 31, 1998.



         The acquisition is accounted for as a "reverse acquisition" where the parent corporation is taken over by the owners of the subsidiary. All activity of the financial reports is that of the subsidiary operation.



NOTE 2 - Significant Accounting Policies



         Cash and Cash Equivalents The Company considers all short term, highly liquid investments that are readily convertible to known amounts as cash equivalents.



         Intangible Assets Intangible assets consist of contract design work and goodwill. Both intangibles are being amortized over 60 months on the straight line method. Amortization expense was $2,115 for 1999. The Company's amortization expense for the second quarter of 2000 and 1999 was $1,653 and $529, respectively. The Company's amortization expense for the first six months of 2000 and 1999 was $3,107 and $1,028, respectively.



         Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements, assets, liabilities and earnings involve extensive reliance on management's estimates. Actual results could differ from those estimates.



         Income Taxes The Company adopted Statement of Financial Standards No. 109 "Accounting for Income Taxes" in the fiscal year ended December 31, 1998 and applied it retroactively.



         Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" requires an asset and liability approach for financial accounting and reporting for income tax purposes. This statement recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for future tax consequences of events that have been recognized in the financial statements or tax returns.



         The federal income tax provision is $0 and $101,264 for the second quarter of 2000 and 1999, respectively. The state tax provision is $0 and $14,884 for the second quarter of 2000 and 1999, respectively. The federal income tax provision is $0 and $212,580 for the first six months of 2000 and 1999, respectively. The state tax provision

                 Intelliquis International, Inc. and Subsidiary
                        Notes to The Financial Statements
                                  June 30, 2000



NOTE 2 - Significant Accounting Policies (continued)



         is $0 and $31,247 for the first six months of 2000 and 1999, respectively.



         Deferred income taxes result from temporary differences in the recognition of accounting transactions for tax and financial reporting purposes. There were no temporary differences at December 31, 1998 and earlier years; accordingly, no deferred tax liabilities have been recognized for all periods.



         The Company has cumulative net operating loss carry forwards of more than $4,000,000 at December 31, 1998. No effect has been shown in the financial statements for the net operating loss carry forwards as the likelihood of future tax benefit from such net operating loss carry forwards is highly improbable. Accordingly, the potential tax benefits of the net operating loss carry forwards, estimated based upon current tax rates at December 31, 1998, have been offset by valuation reserves of the same amount.



         The subsidiary operation was a limited liability company (LLC) in 1997 and 1998. LLC's report their earnings on a partnership tax return and no tax liability accrued at the company level. Taxable income is allocated to its individual members and tax paid by each member.



         Inventory consists of finished goods (assembled and unassembled computer software) valued at lower of cost (FIFO) or market. During 1999, the Company purchased a large number of ISA cards into inventory that were programmed with Y2K compliance software for use in its Intellifix 2000 Software Package, a rapidly moving software package prior to the beginning of the year 2000. The purchase resulted in an oversupply of the ISA cards at year-end that cannot be returned to the supplier. The Company negotiated a reduction in the royalty due on each card sold from $5.50 to $1.00 for each card sold in the future. This reduction in royalty payment makes it economically feasible to reprogram the ISA cards with new software at a cost estimated at $35,367. Management believes the newly programmed cards will be a slower moving inventory item and that it may take up to two years to sell the oversupply of cards. As a result, management has elected to write down the value of the cards carried in its inventory at year-end by $820,507, or, approximately 50% of the original value. The cards have a $2.50-3.00 per card salvage value, or $530,500 to $636,600. Failure of the Company to sell the re-programmed ISA cards could result in an additional inventory write-down of $250,000-$300,000.



         Certificate of Deposit The Company holds a Certificate of Deposit as partial security for a short term loan at the Company's bank (see Note
         3) and therefore is not currently available for use in operations The 6-60 month certificate has interim rollover maturity dates. The certificate matures on September 10, 2000. Interest is stated at 4.86%.



         Fixed Assets The Company capitalizes purchases of long lived assets that are expected to give benefit to the Company over the life of the asset. The Company also capitalizes improvements and costs that increases the value of or extend the life of the asset.



                  Fixed assets consist of the following:



                                                       June 30,        December 31,
                                                         2000              1999
                                                      -----------      -----------
                   Computer Equipment & Software      $   142,105      $   130,215
                   Office Equipment & Furniture            57,334           57,018
                   Leasehold Improvements                   4,180            3,571
                                                      -----------      -----------

                 Intelliquis International, Inc. and Subsidiary
                        Notes to The Financial Statements
                                  June 30, 2000



NOTE 2 - Significant Accounting Policies (continued)



                                                          203,619          190,804


                   Less: Accumulated Depreciation         (65,247)         (43,454)
                                                      -----------      -----------
                                                      $   138,372      $   147,350
                                                      ===========      ===========




         Computer equipment and software is being depreciated on the straight line method over three to five years. Office equipment is being depreciated on the straight line method over five years. Depreciation expense was $30,316 for 1999. For the second quarter the depreciation expense is $10,898 and $6,224 for 2000 and 1999, respectively. For the first six months the depreciation expense is $21,793 and $11,135 for 2000 and 1999, respectively.



         Principles of Consolidation The Company consists of the parent corporation, Intelliquis International, Inc., and its subsidiary, Intelliquis LLC. The two companies together report as a consolidated group referred to here as the "Company". All inter-company accounts and transactions have been eliminated.



         Accounts Receivable Accounts Receivable are shown net of allowance for returns of $213,497 and $328,000 and allowance for bad debt of $260,000 and $150,000 for the first six months ended June 30, 2000 and for fiscal year 1999, respectively. Certain of the Company's distributors including the largest distributor have the right to return for credit, products purchased from the Company. The Company has a major concentration in accounts receivable with one major distributor accounting for 72% of all receivables at December 31, 1999. That distributor had paid 54% of the balance at June 30, 2000. The distributor has taken credits against the account totaling approximately $487,117 that management believes are improper and is in the process of resolving with the distributor. Accounts receivable balance includes $64,217 of employee receivables (see Note 4).



NOTE 3 - Short Term Notes



         The Company has acquired short term borrowing for working capital as follows:



                                                                                 June 30,    December 31,
                                                                                   2000          1999
                                                                                -----------  -----------
                  Note payable to a bank, secured by $40,000 certificate of
                     deposit, all assets of the Company and personal
                     guarantees from certain officers of the corporation,
                     interest stated at 10.75%,
                     due November 10, 2000                                      $    79,500  $    79,500

                  Note payable to a lender; unsecured; personal guarantees by two directors; interest stated at 8% per 30 days;
                    due August, 1999                                                     --      167,929

                  Note payable to a vendor; secured by
                    Inventory, interest stated at 8.50%,
                    due November, 2000                                            1,883,764           --

                  Note payable to a law firm; unsecured;
                     No stated interest                                              11,254       28,423
                                                                                -----------  -----------
                                                                                $ 1,974,518  $   275,853
                                                                                ===========  ===========

                 Intelliquis International, Inc. and Subsidiary
                        Notes to The Financial Statements
                                  June 30, 2000



NOTE 3 - Short Term Notes (continued)



         Interest expense for fiscal 1999 was $107,330. The interest expense for the first quarter of 2000 is $44,774 and $6,578 for the same quarter in 1999.



NOTE 4 - Related Party Transactions



         The Company had accounts receivable owing from three officers/directors at June 30, 2000, as follows:
                Bernard Yaw, President and Chief Executive
                Officer/Director-                              $16,000
                Mark Tippetts, Vice President of Sales
                and Marketing/Director-                        $36,222
                Dave Jones, Chief Financial Officer-           $11,575



         On May 25, 1999, Bernard Yaw and Mark Tippetts, two officers and directors of the Company, issued on behalf of the Company, their personal guarantees to allow the Company to secure a $200,861 loan advance from A-Vision Financial. The loan advance had stated interest of 7% per 30-day period when not in default with the stated rate accelerating to 8% per 30-day period from inception if in default. The Company paid $150,000 on the loan advance in 1999 and satisfied the remaining balance plus accrued interest ($212,009) in April 2000, through the issuance of 250,000 shares of restricted common stock (see
         Note 5-"Subsequent Events").



         At June 30, 2000, an officer of the corporation held $173,000 in his personal accounts for the benefit of the Company. As of the review report date, the $173,000 has been utilized for the Company's benefit.



         Messrs. Yaw and Tippets have also issued their personal guarantees relating to a loan from First Utah Bank in the amount of $79,500.



         In June 1999, Intelliquis International, Inc. began negotiations to acquire Direct Media Communications, Inc. through the issuance of common stock and funding of the company. The Company funded $90,000 between June 1999 and November 1999, when a $500,000 wire transfer was made to substantially fund Direct Media Communications, Inc. In December 1999, the transaction was negated. Subsequent to the cancellation of the transaction, and with Direct Media Communications, Inc. owing $590,000 to Intelliquis International, Inc., a director of Intelliquis International, Inc., through an affiliate in Malaysia concluded a similar transaction with Direct Media Communications, Inc. Subsequent to the Company's year-end, Direct Media Communications has repaid $500,000 of the advances made to it by Intelliquis International, Inc. leaving a principal balance of $90,000 plus accrued interest of $11,461 as of the Company's year-end (see Note 5-"Subsequent Events").



         In February 1999, the Company reacquired 6,202,944 shares of restricted common stock at a cost of $160,000 from Say Thean Lim, a director of the Company. Also, in February 1999, Mr. Lim purchased 450,000 shares of the Company's common stock at a price of $0.67 per share.



         In May 1998 and again in August 1998, Mr. Lim loaned $40,000 to the Company for a total of $80,000. The loan did not bear interest and was fully repaid in February 1999.



         In April 1998, Mr. Yaw loaned $5,000 to the Company in an interest free loan and repayable on demand. The Company repaid $4,000 of this loan in June 1999.



NOTE 5 - Subsequent Events



         As a settlement in the On the Planet litigation, the Court ordered Intelliquis to pay $202,000 to On the Planet plus issue 260,000 shares to On the Planet or as directed by OTP's counsel. As of the review report date $47,000 has been paid and 260,000 shares issued

                 Intelliquis International, Inc. and Subsidiary
                        Notes to The Financial Statements
                                  June 30, 2000



NOTE 6 - Preferred Stock



         On October 25, 1999, the Company issued to ROBI Investors, LLC 2,000 shares of the Company's 6% Convertible Series A Preferred Stock with a stated value of $1,000 per share and a $.001 par value per share. The Company realized $1,730,455 after legal expense of $83,200, filing fees of $10,000, travel expense of $1,880 and commissions and fees of $174,565. The Preferred Stock carries preferences in liquidation and dissolution and prohibits the payment of dividends to common shareholders until all accrued dividends in the Preferred Stock are paid. The Securities Purchase Agreement also contained a warrant allowing ROBI to purchase up to 100,000 common shares and a conditional warrant allowing ROBI to purchase another 3,000 shares of the Company's 6% Convertible Series A Preferred Stock and another warrant to purchase another 150,000 shares of common stock. Dividends accruing on the Preferred Stock are payable in cash or registered common shares at the Company's option. The conversion price for the Series A Preferred Stock is linked to the future market price of the common stock. As a result, the conversion price will change as the price for the common shares changes in the marketplace. Therefore, the number of common shares to which the Preferred Shares will convert cannot be determined until the date of conversion. The Securities Purchase Agreement required the Company to file a Registration Statement within 30 days of the agreement with the Securities and Exchange Commission to register the underlying shares with the Registration Statement to be declared effective within 180 days of the agreement. An application for a stock listing on the NASDAQ Small-cap Market was to be filed within 45 days of the date of the agreement. Failure of the Company to perform some of these conditions could result in significant penalties to the Company. Under certain conditions, the Company can require the exercise of the Conditional Warrant that would result in an additional $3,000,000 of equity into the Company. Management does not expect this to occur. In addition, Robi Investors, LLC has issued a letter to the Company requesting redemption by the Company of the preferred shares purchased by them pursuant to the terms of the original agreement.



NOTE 7 - Common Stock



         During the quarter ended June 30, 2000, 305,000 common shares were issued as partial settlements of pending litigations, 30,000 common shares were issued to individuals for their services in the procurement of financing for the Company and 290,000 common shares were issued for public/investor relations services.



         The Company issued 91,344 shares of restricted common stock valued at $66,681 to employees during 1999. An additional 1,815,000 restricted common shares were issued for $1,062,000 in a private placement during the first quarter of the year. Of the shares issued 360,000 restricted common shares were issued to Bill Chipman for assistance in the financing arrangements for the Company.



         In April 1999, the Company effected a 3-for-1 forward stock split. All information presented in the financial statements gives retroactive effects to this stock split.



         In February 1999, the Company reacquired 6,202,944 restricted common shares of its stock from a director at a cost of $160,000.



         The Company currently has outstanding warrants that allow for the purchase of up to 160,000 shares of common stock as follows:



             ROBI Investors, LLC     100,000 Warrants @ variable price (Note 6)
             Patrick Lucci           10,000 Warrants*
             Doug Cole               25,000 Warrants*
             Say Lim                 25,000 Warrants*



* Pricing of warrant will be determined when option plan is completed.

                 Intelliquis International, Inc. and Subsidiary
                        Notes to The Financial Statements
                                  June 30, 2000



NOTE 8 - Employment Agreements



         The Company has entered into Executive Employment Agreements with Bernard Yaw, President, CEO and Director and Mark Tippetts, Vice President of Sales and Marketing and Director. The agreements, which became effective on February 3, 1999, are for a period of two years. The agreements provide for compensation to the two parties to be set by the board of directors, reimbursement for expenses, termination for cause, fiduciary responsibility to protect confidential information, indemnification to the fullest extent permitted by the Nevada Corporation Statutes, a non-compete agreement for one year following the party's departure from the Company and the Company's right of first refusal to purchase equity owned by the parties.



NOTE 9 - Contingencies






         William L. Rosonbeck v. Staples and Intelliquis International, Inc.



         This Case No. 00CVI00202 was filed as a small claims complaint in the Xenia, Ohio Xenia Municipal Court on February 17, 2000, seeking damages of $1,290.31 arising out of personal computer problems which purportedly resulted from use of Y2K software distributed by the Company. Due to the costs to defend the case in Xenia, Ohio, the Company does not plan to appear. If the claim is reduced to judgment in Ohio and enforcement action is taken in Utah, the Company plans to contest the matter on jurisdiction ground. No opinion has been expressed on the outcome of the matter.



         Doren Rosenthal DBA RRosenthal Engineering v. Intelliquis International, Inc. and Intelliquis LLC



         By this action, pending as Civil No. 991124 in the Superior Court in the State of California, County of San Luis Obispo, plaintiff alleges that he developed and produced a computer program which operated as a Y2K fix for hardware with year 2000 complications, that he licensed his repair software to the Company for the purpose of

                 Intelliquis International, Inc. and Subsidiary
                        Notes to The Financial Statements
                                  June 30, 2000



NOTE 9 - Contingencies (continued)



         distribution at the retail level, and that he has not been paid the royalties to which he was entitled under the license and parties' agreement. He asserts claims for breach of contract, misappropriation of trade secrets, breach of the covenant of good faith and fair dealing, unjust enrichment, and unfair competition. The action seeks general damages in the amount of $5 million, punitive damages in an unstated amount and injunctive relief. No opinion has been expressed as to the ultimate outcome of the action.



         In addition to filed litigation actions by or against the Company, the following claims have also been made against the Company:



         Blair Barrett Claims



         Blair Barrett, a former officer of the Company, has made two categories of demands upon the Company; 1) a demand for delivery of stock certificates representing 5,336,496 shares in the Company, and 2) a demand for payment of back wages and benefits purportedly owing as a result of the allegedly wrongful termination of his employment in June 1999. The Company has delivered certificates representing the demanded shares but denies that the termination was improper and that he is owed any back wages and benefits. No lawsuit or arbitration has been filed by Mr. Barrett. No opinion has been expressed concerning the likelihood that any action will be taken nor to the ultimate outcome of any action if action is taken.



         Envirocon Strategic Management Consulting Group, Inc.



         In December 1999, this alleged consulting group made a $100,000 demand against the Company for consulting services allegedly rendered. The Company denied the claim by letter on December 29, 1999. No action has been taken by this consulting group for the fee allegedly owed. No opinion has been expressed as to the ultimate outcome of the matter.



         The Company engaged a payroll processing company for handling its payroll and payroll tax deposits during the first three quarters of the year. The payroll processing company accurately accounted for all payroll tax deposits for the first quarter. Payroll tax depositories indicate no payroll taxes were deposited for the account of the Company during the second and third quarters although accounting records indicate the Company deposited the liabilities with the payroll processor. Failure to resolve this matter could result in the Company being liable for an additional $88,318.01 in payroll tax deposits.



NOTE 10 - Leases



         The Company leases approximately 3,900 square feet of office space under a lease that expires on March 31, 2002 and approximately 5,638 square feet of warehouse space under a lease that expires on March 31, 2002.



NOTE 11 - Concentration of Risk



         Cash at December 31, 1999; the Company had deposited funds that exceeded the FDIC insured limits of $100,000. The amount of cash subject to this potential loss at December 31, 1999 was $27,136.



         The Company currently uses one major distributor for most of its sales. That distributor accounted for approximately 64% of all sales in 1999. This distributor accounts for over 70% of the Company's accounts receivable. The Company could recognize significant declines in sales if the distributor or the Company chooses to alter its current

                 Intelliquis International, Inc. and Subsidiary
                        Notes to The Financial Statements
                                  June 30, 2000



NOTE 11 - Concentration of Risk (continued)



         sales relationship.



         The Company's Intellifix 2000 and Fix 2000 Pro Y2K software products accounted for 81.87% of sales for 1999. With the beginning of 2000 and the lapse of the potential problems associated therewith, the Company could experience significant declines in sales if the Company fails to diversify its product line through the introduction of new software products. The Company is in the process of transcending from licensing software products for distribution to developing their own software products.

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

         Under the terms of our certificate of incorporation, we are generally required to indemnify our officers and directors against any claims that may be asserted against them in connection with their activities on behalf our company, subject to specified qualifications. These qualifications include, but are not limited to, the following:

         o we are not required to indemnify a person, unless the person acted in good faith and in a manner that he reasonably believes to be in, or not opposed to, the best interests of our company;

         o in the case of a claim relating to a criminal proceeding, we are not required to indemnify a person, unless the person had no reasonable cause to believe that his conduct was unlawful; and

         o in the case of a claim brought by or on behalf of our company (commonly referred to as a derivative action), we are not required to indemnify a person against any judgment rendered against him, unless and only to the extent that the court determines that such person is fairly and reasonably entitled to such indemnification.

 Item 25.  Other Expenses of Issuance and Distribution

         Our expenses in connection with the distribution of the securities being registered hereunder are set forth below. All expenses are estimated other than the SEC registration fee.

 Securities and Exchange Commission registration fee...        $2,651.00
 Printing expenses.....................................         3,000.00
 Accounting fees and expenses..........................        40,000.00
 Legal fees and expenses ..............................       125,000.00
 Miscellaneous.........................................        15,000.00
                                                             -----------
        Total..........................................      $185,651.00
                                                             ===========

Item 26.  Recent Sale of Unregistered Securities

         We have set forth below certain information concerning the unregistered securities that we have heretofore issued. This information gives effect to a 3-for-1 stock split previously effected. We issued these securities without registration in reliance on the exemption contemplated by Section 4(2) of the Securities Act of 1933 for transactions not involving a public offering.

1.    Initial Issuance of Membership Interests in Intelliquis LLC

         Intelliquis LLC was initially capitalized in 1997 by capital contributions from its founding members. The table below shows for each such member (1) the amount of capital contributed by such member, (2) the initial percentage ownership interest in Intelliquis LLC that each such member obtained, and (3) the number of shares of Intelliquis common stock into which such interest was converted when Intelliquis LLC combined with a public shell company on December 31, 1998 (as described in Part 1 of this Registration Statement under "Corporate History--Combination with Public Shell Company).

                                                         Number of Shares of
                                                         Common Stock Into Which
                 Capital            Ownership Interest   Interest in Intelliquis
Name             Contribution       in Intelliquis LLC   LLC was converted
---------------  -----------------  -------------------  -----------------------
Say Thean Lim          $160,000           51%                16,636,752
Bernard Yaw              $6,000           16%                5,201,856
Mark Tippets             $2,000           16%                5,336,496
Blair Barret             $2,000           16%                5,336,496


2.    Shares Issued in Connection with Combination with Public Shell Company

         On December 31, 1998, Intelliquis became a public company by combining with an existing public shell company" (as described in Part 1 of this Registration Statement under "Corporate History--Combination with Public Shell Company). The following shares of common stock were issued by the public shell company in connection with such transaction.

         2.1. The four members of Intelliquis LLC were issued, in the aggregate, 32,511,600 shares of common stock in exchange for their membership interests as indicated in the table above.

         2.2. The following employees of Intelliquis were issued shares for no or nominal consideration: Jeff Nichols (48,048 shares); Joe Christensen (14,256 shares); Darren Burbank (4,752); Dave Jones (24,288).

3.    Other Shares of Common Stock Issued

         3.1. In the first quarter of 1999, we sold an aggregate of 1,446,000 shares to the following individuals: Say Thean Lim (450,000 shares at a price of $0.67 per share); Bill Chipman (18,000 shares at a price of $1.07 per share); A-Vision (450,000 shares at a price of $0.67 per share); Allen Gelbard (450,000 shares at a price of $0.78 per share); Kent Huff (18,000 shares at a price of $1.07 per share); and Hubert Michaud (60,000 shares at a price of $1.07 per share).

         3.2. In April 1999, we sold 9,000 shares to Bill Chipman at a price of $1.07 per share.

         3.3. In April 1999, we issued to Nathan Drage an aggregate of 359,787 shares as payment for legal, public relations and other services.

4. Issuance of Series A Preferred and Common Stock Warrant in October 1999 Private Placement

         In October 1999, we issued shares of our 6% Convertible Series A Preferred Stock and related warrants (as described in Part 1 of this Registration Statement under "October 1999 Private Placement).

Item 27.  Exhibits

 Exhibit Number        Description

 3.1 Certificate of Incorporation of Leesburg Land and Mining, Inc. (subsequently renamed
                       Intelliquis International, Inc.)*

 3.2 Certificate of Merger of Leesburg Land and Mining, Inc., a Colorado corporation, into Leesburg Land and Mining, Inc. (subsequently renamed Intelliquis International , Inc.), a Nevada corporation*

 3.3 Articles of Amendment to the Articles of Incorporation of Leesburg Land and Mining, Inc. dated January 7, 1999 (which amendment changed the name of the corporation to Intelliquis
                       International , Inc.)*

 3.4 Articles of Amendment to the Articles of Incorporation of Intelliquis International, Inc. dated April 21, 1999 (which amendment effected a 3-for-one stock split)*

 3.5                   Certificate of Designations of Series A 6%
                       Convertible Preferred Stock of Intelliquis
                       International, Inc.*

 3.6                   By-laws of Intelliquis International, Inc.*

 5.1                   Opinion of Michael Eisner, Esq.

 10.1 Acquisition Agreement between Leesburg Land and Mining, Inc. and the equity owners of Intelliquis LLC (incorporated by reference to Exhibit 2 to the Report on Form 8-K dated January 22, 1999, by Leesburg Land and Mining, Inc.)*

 10.2                  Securities Purchase Agreement dated as of
                       October 26, 1999, between Intelliquis
                       International, Inc. and ROBI Investors LLC*

 10.3 Warrant to Purchase Common Stock of Intelliquis International, Inc. issued to ROBI Investors LLC*

 10.5                  Registration Rights Agreement dated as of
                       October 26, 1999, between Intelliquis
                       International, Inc. and ROBI Investors LLC*

 10.6                  Employment Agreement between Intelliquis
                       International, Inc. and Bernard Yaw*

 10.7                  Employment Agreement between Intelliquis
                       International, Inc. and Mark Tippets*

 10.8 Distribution Agreement dated as of November 22, 1999, between Ingram Micro Inc. and Intelliquis International, Inc.*

 10.9 Mutual Release Agreement, dated as of September 28, 2000, between ROBI Investors, LLC and Intelliquis International Inc.

 21                    List of Subsidiaries of Intelliquis
                       International, Inc.*

 22.1 Consent of Michael Eisner (included in the opinion filed as Exhibit 5.1)*

 22.2                  Consent of Crouch, Bierwolf & Chisholm

 24 Power of Attorney (included in Part II of the Registration Statement under the caption
                       "Signatures" )


*Exhibits Incorporated by Reference into this Document

Item 28.  Undertakings

         (a) Rule 415 Offerings

         The registrant hereby undertakes that:

         (1) it will file, during any period in which it offers or sell securities, a post-effective amendment to this Registration Statement to:

                  (i) include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                  (ii) reflect in the Prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) include any additional or changed material information with respect to the plan of distribution.

         (2) for the purpose of determining any liability under the Act, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of such securities at that time will be treated as the initial bona fide offering thereof.

         (3) it will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (e) Request for Acceleration of Effective Date

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and has authorized this registration statement to be signed on its behalf by the undersigned, in Draper, Utah, on September 28, 2000.


                                        Intelliquis International, Inc.



                                           /s/ Bernard Yaw
                                        By:------------------------------
                                           Bernard Yaw
                                           President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated. Each person whose signature appears below hereby authorizes Bernard Yaw and David Jones and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Bernard Yaw and David Jones, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.




      /s/ Bernard Yaw
      ---------------------------
      Bernard Yaw
      President, Chief Executive Officer and Director (Principal Executive Officer)
      September 28, 2000



      /s/ Mark Tippets
      --------------------------
      Mark Tippets, Director
      September 28, 2000

      /s/ Say Thean Lim
      --------------------------
      Say Thean Lim, Director
      September 28, 2000



      /s/ Dave Jones
      --------------------------
      Dave Jones, Chief Financial Officer
      (principal accounting officer)
      September 28, 2000